AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2004

                                                   Registration No. 333-117819
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM SB-2
                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  ------------

                           GREENMAN TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

                                  ------------

        DELAWARE                      3089                    71-0724248
 (State or Jurisdiction        (Primary Standard            (I.R.S. Employer
   of Incorporation or      Industrial Classification    Identification Number)
      Organization)               Code Number)


                                 7 Kimball Lane
                                   Building A
                               Lynnfield, MA 01940
                                 (781) 224-2411

          (Address and Telephone Number of Principal Executive Offices)

                                  ------------

                                Charles E. Coppa
                             Chief Financial Officer
                           GreenMan Technologies, Inc.
                                 7 Kimball Lane
                                   Building A
                               Lynnfield, MA 01940
                                 (781) 224-2411

            (Name, Address and Telephone Number of Agent for Service)

                                  ------------

                                   Copies to:

                              Carl F. Barnes, Esq.
                      Morse, Barnes-Brown & Pendleton, P.C.
                                 Reservoir Place
                                Waltham, MA 02451
                                 (781) 622-5930
                                  ------------

      Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ X ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                  ------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                       Proposed      Proposed
 Title of Each                          Maximum       Maximum
   Class of         Amount             Offering      Aggregate      Amount of
 Securities to       to be             Price per      Offering    Registration
 be Registered    Registered (1)       Share (2)     Price (2)         Fee


 Common Stock   7,306,687 Shares (3)     $1.235    $9,023,758.45    $1,143.32(4)
--------------------------------------------------------------------------------


(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the high and low prices of the registrant's common stock on July 27, 2004, on the American Stock Exchange.

(3) To be offered by selling stockholders. Includes 369,331 shares currently held by selling stockholders, 2,203,997 shares of common stock issuable upon exercise of warrants held by selling stockholders, 3,585,000 shares of common stock issuable upon conversion of the principal of, and interest accrued on, a secured convertible term note held by a selling stockholder, and 1,148,359 shares of common stock issuable upon conversion of the principal of, and interest accrued on, a secured convertible minimum borrowing note held by a selling stockholder.


(4)   Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                             PRELIMINARY PROSPECTUS
                  SUBJECT TO COMPLETION, DATED OCTOBER 12, 2004



                           GREENMAN TECHNOLOGIES, INC.


                        7,306,687 Shares of Common Stock


      This prospectus relates to the sale of up to 7,306,687 shares of our common stock by some of our stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants registered for sale hereunder in the event that such warrants are exercised. All costs associated with this registration will be borne by us.


      These shares may be sold by the selling stockholders from time to time on the American Stock Exchange or on any other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.



      Our common stock currently trades on the American Stock Exchange under the symbol "GRN." On October 11, 2004, the last reported sale price of our common stock was $1.15 per share.


      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 3.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS _____________, 2004.

                                TABLE OF CONTENTS


Prospectus Summary..........................................................   1

Risk Factors................................................................   3

Cautionary Statement Concerning Forward Looking Statements..................   8

Use of Proceeds.............................................................   9

Market for Common Equity and Related Stockholder Matters....................   9


Management's Discussion and Analysis of Financial Condition
   and Results of Operations................................................  11

Business....................................................................  20

Management..................................................................  24

Executive Compensation......................................................  25

Certain Relationships and Related Transactions..............................  28

Principal Stockholders......................................................  31

Selling Stockholders........................................................  33

Plan of Distribution........................................................  34

Description of Securities...................................................  36

Commission Position on Indemnification for Securities Act Liabilities.......  38

Legal Matters...............................................................  38

Where You Can Find More Information.........................................  38


Financial Statements........................................................ F-1

                               PROSPECTUS SUMMARY


      This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our common stock. You should also review the other available information referred to in the section entitled "Where You Can Find More Information" on page 38.


Summary of our Business

      GreenMan Technologies, Inc. (together with its subsidiaries "we", "us" or "our") was originally founded in 1992 has been operated as a Delaware corporation since 1995. Today, we comprise six operating locations that collect, process and market scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin and operate under exclusive agreements to supply whole tires used as alternative fuel to cement kilns located in Florida, Georgia, Illinois, Missouri, Tennessee and Texas.

      Our tire processing operations located in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin are paid a fee to collect, transport and process scrap tires (i.e. collection/processing revenue) in whole or two inch or smaller rubber chips which are then sold (i.e. product revenue).

      We collect scrap tires from three sources:

      o     local, regional and national tire stores;

      o     tire manufacturing plants; and

      o illegal tire piles being cleaned-up by state, county and local governmental entities;

     The tires we collect are processed and sold ("end product" revenue):

      o as tire-derived fuel used in lieu of coal by pulp and paper producers, cement kilns and electric utilities;

      o as an effective substitute for crushed stone in civil engineering applications such as road beds, landfill construction or septic field construction; or

      o as crumb rubber (rubber granules) and used for playground and athletic surfaces, running tracks, landscaping/groundcover applications and bullet containment systems.

     In some states where we have disposal contracts with cement kilns, our whole tire operations are paid a fee by existing tire collectors to dispose of whole tires at our location. We pay the cement kilns a fee to accept the whole tires which they then use as an alternative fuel source to coal, while also providing a source of iron oxide which is required in the cement making process.

     Our executive offices are located at 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940. Our telephone number is (781) 224-2411.

The Offering

Securities Offered by
Selling Stockholders..............     7,306,687 shares of common stock,
                                       including 369,331 shares currently held
                                       by selling stockholders, 2,203,997
                                       shares of common stock issuable upon
                                       exercise of warrants held by selling
                                       stockholders, 3,585,000 shares of common stock issuable upon conversion of the principal of, and interest accrued on, a secured convertible term note held by a selling stockholder, and 1,148,359 shares of common stock issuable upon conversion of the principal of, and interest accrued on, a secured convertible minimum borrowing note held by a selling stockholder.

Offering Price....................     Determined at the time of sale by the
                                       selling stockholders.

Use of Proceeds...................     We will not receive any proceeds from
                                       the sale of the shares of common stock
                                       by the selling stockholders. We intend
                                       to use the proceeds from the exercise of outstanding warrants, if any, for general corporate purposes.

Shares of Common Stock
outstanding before the offering...     19,072,963 shares.

Risk Factors......................     An investment in the Company involves
                                       significant risks and uncertainties. See
                                       "Risk Factors, beginning on page 3.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.

Risks Related to our Business


We have lost money in the past seven consecutive quarters and may need additional working capital, which if not received, may force us to curtail operations.

      We have experienced seven consecutive quarters of net losses. While management has identified several significant non-recurring charges which have contributed to these losses, the continued, successful sales and marketing of our services and products, the introduction of new products and the re-establishment of profitable operations will be critical to our future liquidity. If we are unable to return to profitability before our cash is depleted, we will need to seek additional capital. There can be no assurance that we will be profitable in the future or, if we are not, that we will be able to obtain additional capital on terms and conditions acceptable to us or at all.


We have substantial indebtedness to Laurus Master Fund secured by substantially all of our assets. If an event of default occurs under the secured notes issued to Laurus, Laurus may foreclose on our assets and we may be forced to curtail our operations or sell some of our assets to repay the notes.

      On June 30, 2004, we entered into a $9 million credit facility with Laurus pursuant to secured promissory notes and related agreements. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

      o     failure to pay interest and principal when due;

      o an uncured breach by us of any material covenant, term or condition in any of the notes or related agreements;

      o a breach by us of any material representation or warranty made in any of the notes or in any related agreement;

      o any money judgment or similar final process is filed against us for more than $50,000;

      o any form of bankruptcy or insolvency proceeding is instituted by or against us; and

      o suspension of our common stock from our principal trading market for five consecutive days or five days during any ten consecutive days.

      In the event of a future default under our agreements with Laurus, Laurus may enforce its rights as a secured party and we may lose all or a portion of our assets, be forced to materially reduce our business activities or cease operations.

We may require additional funding to sustain and grow our business, which funding may not be available to us on favorable terms or at all. If we do not obtain funding when we need it, our business may be adversely affected. In addition, if we have to sell securities in order to obtain financing, the rights of our current holders may be adversely affected.

      We may have to seek additional outside funding sources to satisfy our future financing demands if our operations do not produce the level of revenue we require to maintain and grow our business. We will also need funding to pursue acquisitions. We cannot assure you that outside funding will be available to us at the time that we need it and in the amount necessary to satisfy our needs, or, that if such funds are available, they will be available on terms that are favorable to us. If we are unable to secure financing when we need it, our business may be adversely affected. If we have to issue additional shares of common stock or securities convertible into common stock in order to secure additional funding, our current stockholders may experience dilution of their ownership of our shares. In the event that we issue securities or instruments other than common stock, we may be required to issue such instruments with greater rights than those currently possessed by holders of our common stock.

In March 2003, a portion of our Georgia facility and several pieces of equipment were damaged by fire; as a result we have experienced increased disposal costs and reduced product revenue in Georgia.


      On March 31, 2003, a portion of our Georgia facility and several pieces of waste wire processing equipment were damaged by a fire, which resulted in increased disposal costs and reduced product revenue in Georgia. We anticipate that these conditions will continue into the first quarter of fiscal 2005, when repairs to the equipment are expected to be completed and the machinery is returned to operative status. No assurance can be given, however, that we will be able to re-establish our Georgia waste wire processing capabilities in a timely manner.


We may not realize the anticipated benefits associated with the establishment of our Tennessee operations.


      In February 2003, as a result of experiencing significant market share growth during the last two years, we announced our intent to open a new high-volume tire processing facility in LaVergne, Tennessee. Historically, we have transported all Tennessee-sourced tires to our Georgia facility for processing. In July 2003, we began processing tires on a limited basis in Tennessee utilizing excess and idle equipment from various GreenMan subsidiaries. Until we are successful in purchasing the appropriate high-volume shredding and ancillary equipment for our Tennessee facility, we will continue to incur excess transportation costs necessitated by transporting Tennessee-sourced tires to Georgia instead of processing them locally. We have allocated over $1 million of proceeds from the Laurus credit facility to purchase equipment for our Tennessee facility and anticipate that the facility will be operational during the second quarter of fiscal 2005. No assurance can be given, however, that we will be able to open this facility in a timely manner.


We may not realize the anticipated benefits associated with the reconfiguration of our Wisconsin operations.


      In February 2003, we decided to reconfigure the operations of our low-volume Wisconsin size reduction facility to a whole tire transfer station supplying compliant tires to a cement kiln. The cement kiln consumes a majority of the scrap tires collected by the Wisconsin facility. We do not have a long-term supply contract with the cement kiln and there can be no assurance that we will realize the anticipated benefits associated with the reconfiguration of these operations.


Improvement in our business depends on our ability to increase demand for our products and services.

      Adverse events or economic or other conditions affecting markets for our products and services, potential delays in product development, product and service flaws, changes in technology, changes in the regulatory environment and the availability of competitive products and services are among a number of factors that could limit demand for our products and services.

Our business is subject to extensive and rigorous government regulation; failure to comply with applicable regulatory requirements could substantially harm our business.

      Our tire recycling activities are subject to extensive and rigorous government regulation designed to protect the environment. The establishment and operation of plants for tire recycling are subject to obtaining numerous permits and compliance with environmental and other government regulations. The process of obtaining required regulatory approvals can be lengthy and expensive. The Environmental Protection Agency and comparable state and local regulatory agencies actively enforce environmental regulations and conduct periodic inspections to determine compliance with government regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent us from obtaining, or affect the timing of, regulatory approvals.

The market in which we operate is highly competitive, fragmented and decentralized and our competitors may have greater technical and financial resources.

      The market for our services is highly competitive, fragmented and decentralized. Many of our competitors are small regional or local businesses. Some of our larger competitors may have greater financial and technical resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services. Competition could increase if new companies enter the markets in which we operate or our existing competitors expand their service lines. These factors may limit or prevent any further development of our business.

Our success depends on the retention of our senior management and other key personnel.

      Our success depends largely on the skills, experience and performance of our senior management, particularly, Robert H. Davis, our Chief Executive Officer; Charles E. Coppa, our Chief Financial Officer; Mark T. Maust, our Midwest Regional Vice President; Thomas A. Carter, our Southeastern Regional Vice President; and James C. Dodenhoff, our Western Regional Vice President. The loss of any of these personnel could have a material adverse effect on our business, financial condition and results of operations.

Seasonal factors may affect our quarterly operating results.

      Seasonality may cause our total revenues to fluctuate. We typically process fewer tires during the winter and experience a more pronounced volume reduction in severe weather conditions. In addition, a majority of our crumb rubber is used for playground and athletic surfaces, running tracks and landscaping/groundcover applications which are typically installed during the warmer portions of the year. Similar seasonal or other patterns may develop in our business.

Inflation and Changing Prices may hurt our business.

      Generally, we are exposed to the effects of inflation and changing prices. Primarily because the largest component of our collection and disposal costs is transportation, we are adversely affected by significant increases in the cost of fuel. Additionally, because we rely on floating-rate debt for certain financing arrangements, rising interest rates would have a negative effect on our financial performance.

If we acquire other companies or businesses, we will be subject to risks that could hurt our business.

      A significant part of our business strategy entails future acquisitions, or significant investments in, businesses that offer complementary products and services. Promising acquisitions are difficult to identify and complete for a number of reasons. Any acquisitions completed by our company may be made at substantial premiums over the fair value of the net assets of the acquired companies, and competition may cause us to pay more for an acquired business than its long-term fair market value. There can be no assurance that we will be able to complete future acquisitions on terms favorable to us or at all. In addition, we may not be able to integrate future acquired businesses, at all or without significant distraction of management from our ongoing business. In order to finance acquisitions, it may be necessary for us to issue shares of our capital stock to the sellers of the acquired businesses and/or to seek additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of an equity financing or the use of our stock to pay for an acquisition, may result in dilution to our existing stockholders.

As we grow, we are subject to growth related risks.

      We are subject to growth-related risks, including capacity constraints and pressure on our internal systems and personnel. In order to manage current operations and any future growth effectively, we will need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain employees. We may be unable to manage such growth effectively. Our management, personnel or systems may be inadequate to support our operations, and we may be unable to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth. Any such failure could have a material adverse impact on our business, operations and prospects. In addition, the cost of opening new facilities and the hiring of new personnel for those facilities could significantly decrease our profitability, if the new facilities do not generate sufficient additional revenue.

Risks Related to the Securities Market

Our stock price may be volatile, which could result in substantial losses for our shareholders.

     Our common stock is thinly traded and an active public market for our stock may not develop. Consequently, the market price of our common stock may be highly volatile. Additionally, the market price of our common stock could fluctuate significantly in response to the following factors, some of which are beyond our control:

      o     changes in market valuations of similar companies;

      o announcements by us or by our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

      o     regulatory developments;

      o additions or departures of senior management and other key personnel;

      o deviations in our results of operations from the estimates of securities analysts; and

      o     future issuances of our common stock or other securities.

We have options, warrants and convertible promissory notes currently outstanding. Exercise of these options and warrants, and conversions of these promissory notes will cause dilution to existing and new shareholders. Future sales of common stock by Laurus and our existing stockholders could result in a decline in the market price of our stock.


As of September 30, 2004, we have options and warrants to purchase approximately 6,986,359 shares of common stock outstanding in addition to approximately $6,000,000 of convertible promissory notes. The principal amounts of these notes are convertible into approximately 4,727,000 shares of common stock. The exercise of our options and warrants, and the conversion of these promissory notes, will cause additional shares of common stock to be issued, resulting in dilution to investors and our existing stockholders. Prior to the effective date of this registration statement, approximately 11,000,000 shares of our common stock were eligible for sale in the public market. This represents approximately 58 percent of our outstanding shares of common stock. After the effective date of this registration statement, approximately 18,300,000 shares of our common stock will be eligible for resale in the public market. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.


      Our directors, executive officers and other principal stockholders owned approximately 39 percent of our outstanding common stock as of September 30, 2004. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. In addition, limited number of shares held in public float effect the liquidity of our common stock. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.


We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.


      We have paid no cash dividends on our capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. In addition, our agreements with Laurus prohibit the payment of cash dividends. As a result, capital appreciation, if any, of our common stock will be shareholders' sole source of gain for the foreseeable future.


Anti-takeover provisions in our charter documents and Delaware law could discourage potential acquisition proposals and could prevent, deter or delay a change in control of our company.

      Certain provisions of our Restated Certificate of Incorporation and By-Laws could have the effect, either alone or in combination with each other, of preventing, deterring or delaying a change in control of our company, even if a change in control would be beneficial to our stockholders. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

      This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of GreenMan Technologies to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, GreenMan Technologies claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3.

      The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

      There will be no proceeds to the Company from the sale of shares of common stock in this offering. However, the Company may receive up to approximately $3,793,477 upon exercise of the outstanding warrants covered by this prospectus (assuming that no warrant holder acquires shares by a "cashless" exercise). We intend to use any proceeds from the exercise of warrants for working capital purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


      Our common stock began trading on the American Stock Exchange on September 20, 2002 under the symbol of "GRN." Prior to that time, our common stock had traded on the Over the Counter Bulletin Board under the symbol "GMTI." The following table sets forth the high and low bid quotations for our common stock for the periods indicated as quoted on the Over the Counter Bulletin Board and, effective September 20, 2002 on the American Stock Exchange. Quotations from the Over the Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                         Common Stock
                                                    ----------------------
                                                      High            Low
                                                      ----            ---
Fiscal 2002
-----------
Quarter Ended December 31, 2001.............        $ 1.35          $ 0.65
Quarter Ended March 31, 2002................          1.82            1.12
Quarter Ended  June 30, 2002................          2.68            2.00
Quarter Ended September 30, 2002............          2.35            1.80

Fiscal 2003
-----------
Quarter Ended December 31, 2002.............        $ 2.40          $ 1.90
Quarter Ended March 31, 2003................          2.15            1.86
Quarter Ended  June 30, 2003................          1.92            1.31
Quarter Ended September 30, 2003............          1.92            1.57



Fiscal 2004
-----------
Quarter Ended December 31, 2003.............         $1.80           $1.25
Quarter Ended March 31, 2004................          1.60            1.07
Quarter Ended  June 30, 2004................          1.40            1.01
Quarter Ending September 30, 2004...........          1.54            1.14

Fiscal 2005
-----------
Quarter Ended December 31, 2004
(through October 11, 2004)...................         $1.20           $1.11

      On October 11, 2004, the closing price of our common stock was $1.15 per share.

      As of September 30, 2004, we estimate the approximate number of stockholders of record of our common stock to be 2,600. This number excludes individual stockholders holding stock under nominee security position listings.

Dividends

      We have not paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our agreements with Laurus prohibits the payment of cash dividends. Nonetheless, the holders of our common stock are entitled to dividends when and if declared by our board of directors from legally available funds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations


Nine Months ended June 30, 2004 Compared to the Nine Months ended June 30, 2003

      Net sales for the nine months ended June 30, 2004 were $21,770,118, a 2% increase, compared to last year's net sales of $21,271,112, which included approximately $1,357,000 of net sales associated with our majority owned joint venture which was divested on April 1, 2003 and two kiln relationships terminated during fiscal 2003. We processed approximately 22.4 million passenger tire equivalents during the nine months ended June 30, 2004, compared to approximately 21 million passenger tire equivalents during the nine months ended June 30, 2003.

      Overall end product sales increased approximately $990,000 to $5,851,000 during the nine months ended June 30, 2004, compared to $4,861,000 for the same period last year, despite our Georgia waste wire processing equipment being off-line since April 2003. The 20% increase in end product sales is attributable to implementation of our waste wire processing equipment in the Midwest during the second half of fiscal 2003 and stronger crumb rubber and tire-derived fuel sales during the nine months ended June 30, 2004. The overall quality of revenue (revenue per passenger tire equivalent) benefited from increased tire volumes and end product sales, which partially offset a 6.6% reduction in tipping fees resulting from lower tipping fees in certain markets.

      Gross profit for the nine months ended June 30, 2004 was $2,861,604 or 13% of net sales, compared to $2,924,736 or 14% of net sales for nine months ended June 30, 2003. The gross profit for the nine months ended June 30, 2004 reflects the fact that we continue to absorb an estimated $1,570,000 of excess transportation and disposal costs and reduced end product revenue resulting from the delayed implementation of our Tennessee facility and Georgia waste wire equipment.

      Selling, general and administrative expenses for the nine months ended June 30, 2004 decreased $772,182 to $3,356,590 or 15% of net sales, compared to $4,128,773 or 19% of net sales for the nine months ended June 30, 2003. The reduction is due to a focused effort to reduce corporate wide expenses and the elimination of expenses associated with our majority owned joint venture which was divested in April 2003.

      As a result of the foregoing, our operating loss for the nine months ended June 30, 2004 decreased 59% or $709,051 to $494,986, compared to an operating loss of $1,204,037 for the nine months ended June 30, 2003.

      Interest and financing costs for the nine months ended June 30, 2004 increased $442,157 to $1,494,476, compared to $1,052,319 for the nine months ended June 30, 2003. The increase was primarily attributable to the inclusion of approximately $407,000 of deferred financing costs associated with our fiscal 2004 financing efforts.

      In addition to the lost product revenues caused by the March 2003 fire at our Georgia facility, we also incurred additional direct costs relating to excess disposal costs totaling approximately $95,000, which were offset by an insurance recovery of $207,873 received during the nine months ended June 30, 2004. During the nine months ended June 30, 2004 we also recorded other income of approximately $90,000 relating to a settlement for damaged product.

   As a result of the foregoing, our net loss for the nine months ended June 30, 2004 decreased $695,878 or 28% to $1,811,315 or $.11 per basic share, compared to a net loss of $2,507,193 or $.16 per basic share for nine months ended June 30, 2003.

Fiscal Year ended September 30, 2003 Compared to Fiscal Year ended September 30, 2002

      Net sales for the year ended September 30, 2003 increased 8% to $29,679,992, compared to $27,451,633 for the fiscal year ended September 30, 2002. In addition, several large tire pile cleanup projects accounting for 10% of the total passenger tire equivalents processed during the year ended September 30, 2002 were completed. The increase was primarily attributable to the inclusion of operations of our new California, Iowa and Wisconsin subsidiaries formed in connection with fiscal 2002 acquisitions, as well as increased end product sales which accounted for over 25% of consolidated revenues for the fiscal year ended September 30, 2003, compared to 17% for the same period last year. The increase in end product sales is attributable to implementation of our waste wire processing equipment and crumb rubber production capacity which was acquired during the last half of fiscal 2002. The overall quality of revenue (revenue per passenger tire equivalent) benefited from increased tire volumes and end product sales which offset an 11% reduction in tipping fees resulting from lower tipping fees in certain markets and the completion of several large on-going tire pile cleanups during 2002. We processed over 28.6 million passenger tire equivalents during the fiscal year ended September 30, 2003, compared to over 26.3 million passenger tire equivalents during the fiscal year ended September 30, 2002.

      Gross profit for the fiscal year ended September 30, 2003 was $3,977,981 or 13% of net sales, compared to $6,254,624 or 23% of net sales for fiscal year ended September 30, 2002. The decrease was attributable to: (1) the completion of several large tire pile cleanups in June 2002; (2) more than $800,000 of excess transportation costs and other operating inefficiencies necessitated by processing Tennessee-sourced tires at our Georgia facility until our Nashville area facility commences full operation; (3) previously reported corporate-wide insurance cost increases of more than $100,000 per quarter; (4) $260,000 of increased raw material costs incurred by our Iowa subsidiary resulting from the need to supplement crumb rubber feedstock requirements externally during the $1.5 million facility upgrade period and the winter months when seasonally inbound volumes are lower; (5) decreased end product revenue in Georgia as a result of the March 31, 2003 waste wire processing equipment fire and which management estimates to exceed $500,000 net of business interruption reimbursement; (6) approximately $400,000 of operating inefficiencies associated with the transition of our Wisconsin operations from a size reduction facility to a whole tire transfer station which was completed during the first quarter of fiscal 2004; (7) approximately $150,000 relating to costs specifically associated with operational disruptions and increased transportation costs incurred during the shredding equipment upgrade at our Iowa subsidiary which was completed in February 2003; (8) over $125,000 in lost profitability due to boiler problems experienced at two large tire-derived fuel customers (which were corrected in June 2003); and (9) approximately $250,000 relating to losses associated with a kiln relationship terminated December 31, 2002 and the commercialization of our roofing shingle project.

      Selling, general and administrative expenses for the fiscal year ended September 30, 2003 were $5,434,270 or 18% of sales, compared to $4,398,146 or 16% of sales for the fiscal year ended September 30, 2002. The increase is attributable to the inclusion of our three new subsidiaries formed in connection with fiscal 2002 acquisitions and our majority owned joint venture formed in fiscal 2002. In addition, results for the fiscal year ended September 30, 2003 include approximately $411,000 of costs associated with the initial startup and limited operations of our new Tennessee facility.

      In February 2003, we decided to reconfigure our Wisconsin operations from a low-volume size reduction facility to a whole tire transfer station supplying compliant tires to a cement kiln. The cement kiln is anticipated to continue consuming a majority of the scrap tires collected by our Wisconsin facility. In addition, in order to meet increased demand in the Midwest and Southeast for smaller and more lucrative tire-derived fuel material, several new pieces of shredding and screening equipment were installed at our Georgia and Minnesota facilities during the second half of fiscal 2003. As a result of these decisions, we determined that certain equipment was no longer necessary or that the net book value of certain identified assets exceeded the estimated fair market value and, accordingly we recorded a non-cash impairment loss of $261,278 during the fiscal year ended September 30, 2003. We intend to either utilize the available equipment at our other locations or initiate an effort to sell the excess equipment.

      As a result of the foregoing, we recorded an operating loss of $1,717,567 for the fiscal year ended September 30, 2003, compared to an operating profit of $1,856,478 for the fiscal year ended September 30, 2002.

      In addition to the disruption of operations and lost revenues caused by the March 2003 fire at our Georgia facility, we also incurred additional direct costs relating to damaged equipment and excess disposal costs totaling approximately $390,000 which was offset by a partial insurance recovery of $821,000 during the fiscal year ended September 30, 2003. We also incurred a net loss of approximately $89,000 associated with the divestiture of under-performing assets during the fiscal year ended September 30, 2003.

      We recorded $177,929 of income from forgiveness of indebtedness during the fiscal year ended September 30, 2002 as a result of renegotiating and settling certain outstanding obligations due to various unrelated, unsecured vendors and creditors who agreed to forgive past due amounts due in return for an immediate payment of less than 100%. No such income was recorded during fiscal 2003.

      During the fiscal year ended September 30, 2002, we recorded a net benefit for income taxes of $204,400 primarily due to the recognition of a deferred tax asset of $270,000.


      As a result of the foregoing, we recorded a net loss of $2,892,543 or $.18 per basic share for the fiscal year ended September 30, 2003, compared to net income of $1,018,027 or $.07 per basic share for the fiscal year ended September 30, 2002.


Liquidity and Capital Resources


      As of June 30, 2004, we had $3,229,981 in cash and cash equivalents and a working capital deficiency of $1,385,488. We understand that the continued, successful sales and marketing of our services and products, the introduction of new products, and re-establishing continued profitability from operations will be critical to our future liquidity.

      The Consolidated Statements of Cash Flows reflect events in 2004 and 2003 as they affect our liquidity. During the nine months ended June 30, 2004, net cash used for operating activities was $195,753 which reflects a net loss of $1,811,315, a $831,112 increase in product inventory and a $375,118 increase in accounts receivable, which is typical as we enter our seasonally strongest fiscal fourth quarter and increased prepaid expenses and parts inventories and a net loss from operations. Positively impacting cash flows for the nine months ended June 30, 2004 was depreciation of $1,650,479, amortization, and the receipt of $922,092 of insurance proceeds. During the nine months ended June 30, 2003, net cash provided by operating activities was $1,537,977. Cash flows during this period were positively impacted by depreciation, amortization, a $797,145 decrease in accounts receivable and an increase in accounts payable and accrued expenses of $1,479,633 in the aggregate which offset a $314,658 increase in product inventory.

      Net cash provided by investing activities was $455,116 for the nine months ended June 30, 2004 reflecting the $1,444,580 of proceeds received from the sale of our Minnesota real estate which offset the purchase of $807,469 of property and equipment. The net cash used by investing activities for the nine months ended June 30, 2003 was $2,186,267 reflecting significant investments made for the purchase of property and equipment to increase capacity and efficiencies at several of our operating locations.


      Net cash provided by financing activities was $1,979,873 during the nine months ended June 30, 2004 and was positively impacted by the new Laurus Credit Facility and the completion of the April 2004 private placement of investment units which collectively generated approximately $6,833,000 of new cash flow before expenses. These increases were offset by repayment of notes payable of $4,213,803, including approximately $3,800,000 associated with the payoff of our Minnesota real estate loan, WAMCO Credit Facility and Cryopolymers Leasing note payable. Positively affecting cash flows from financing activities for both periods were proceeds from the issuance of notes payable to unrelated and related parties.

      Refinancing of Our Credit Facility

      Our liquidity had been significantly and adversely affected since our primary source of working capital financing and long term debt, Southern Pacific Bank and its wholly owned subsidiary Coast Business Credit, were closed by the Commissioner of Financial Institutions of the State of California in February 2003. In particular, we have had to significantly slow down or delay the implementation of several growth initiatives, including establishing a new high volume tire processing facility in Tennessee, shredding and screening upgrades in Georgia and Minnesota, and the installation of our waste wire processing equipment in Minnesota. These conditions have caused us to incur both significant expenses in the short-term and have limitations on our ability to grow in the longer-term.


      On June 30, 2004, however, we entered into a $9 million credit facility with Laurus Master Fund, Ltd., consisting of a $5 million convertible, revolving working capital line of credit and a $4 million convertible term note. At closing, we borrowed $4 million under the term loan and $2 million under the line of credit, and used approximately $1,860,000 of the proceeds to repay the outstanding indebtedness under our existing credit facility with WAMCO and approximately $1,070,000 to repay in full the indebtedness due Cryopolymers Leasing. Additional proceeds of the financing were used to increase working capital and to pay certain costs and fees associated with this transaction including a $425,000 placement fee paid to our investment bank.

      The line of credit has a three-year term. Borrowings bear interest at the prime rate published in The Wall Street Journal from time to time plus 1.0% (5.0% at June 30, 2004), and are convertible into shares of our common stock at the option of Laurus. Except for downward adjustments provided in the credit facility terms described below, the interest rate shall not be below 5%. Subject to certain limitations, Laurus will have the right, but not the obligation, to convert the first $1 million of borrowings under the line of credit into our common stock at a price of $1.31 (a 10% premium over the 22-day trailing average closing price of our common stock on the American Stock Exchange on June 30,
2004). The conversion price for each subsequent $1 million of borrowings will be adjusted upward so that the conversion price will always reflect a 10% premium over the 22-day trailing average closing price computed on each $1 million traunch. The amount we may borrow at any time under the line of credit is limited to 90% of eligible accounts receivable (90 days or less) and 50% of eligible finished goods inventory, subject to certain limitations. The line of credit requires us to maintain a minimum borrowing of $1,000,000.

      In connection with the line of credit, we issued Laurus a warrant to purchase up to 990,000 shares of our common stock at prices ranging from $1.63 to $2.29. The warrant, valued at $82,731, is immediately exercisable, has a term of ten years and allows for cashless exercise at the option of Laurus, and does not contain any "put" provisions.

      Net proceeds received from advances made under the line at closing were allocated to the line of credit and the warrant based on their relative fair values resulting in a discount on the line of credit amounting to $186,700 which will be amortized to interest expense over the three-year term of the borrowing or immediately upon conversion.

    The term note also has a three-year term and bears interest at the prime rate published in The Wall Street Journal from time to time plus 1.0% (5.0% at June 30, 2004), with interest payable monthly. Except for downward adjustments provided in the credit facility terms described below, the interest rate shall not be below 5%. Principal will be amortized over the term of the loan, commencing on November 1, 2004, with minimum monthly principal payments of $125,000. Laurus has the option to convert some or all of the principal and interest payments into common stock at a fixed conversion price of $1.25 reflecting a 5% premium over the 22-day trailing average closing price of our common stock on the American Stock Exchange on June 30, 2004. Subject to certain limitations, regular payments of principal and interest will be automatically payable in common stock if the 5-day average closing price of the common stock immediately preceding a payment date is greater than or equal to 110% of such fixed conversion price.

    In connection with the term note, we issued Laurus a warrant to purchase up to 390,000 shares of our common stock at prices ranging from $1.56 to $2.18. The warrant, valued at $37,161, is immediately exercisable, has a term of ten years and allows for cashless exercise at the option of Laurus, and does not contain any "put" provisions.

      Net proceeds received from issuance of the term note amounted to $3,788,950 and were allocated to the term note and the warrant based on their relative fair values. The note contained a beneficial conversion feature of $64,000 at issuance based on the intrinsic value of the shares into which the note is convertible, and a debt issue discount amounting to $248,200. The beneficial conversion discount was recorded as paid-in-capital and will be amortized to interest expense along with the debt discount over the three-year term of the note or ratably upon any partial conversion.


      We will be required to pay a premium of 2% of the amount of each principal payment made in cash under the line of credit and/or the term note. In addition, we will be required to pay a penalty of 20% of the then-outstanding balance of the term note if we prepay that note.



      The interest rate under each of the notes is subject to downward adjustment on a monthly basis (but not to less than 0%). The downward adjustment will be in the amount of 200 basis points (2.0%) for each incremental 25% increase in the average closing price of our common stock over the then applicable conversion price of the note for the five-day period preceding such monthly determination date if we have at that time registered for resale all of the shares of our common stock underlying the notes and warrants we are issuing to Laurus in this transaction, or 100 basis points (1.0%) for each incremental 25% increase in the average closing price of our common stock over the then applicable conversion price of the note for the five-day period preceding such monthly determination date if we have not at that time registered for resale all of such shares.


      The credit facility is secured by a first-priority security interest in substantially all of our assets, including the capital stock of our active subsidiaries. Our active subsidiaries have guaranteed our obligations to Laurus and have granted Laurus a security interest in their assets to secure this guarantee.

      We incurred investment banking costs amounting to $559,000, including $455,000 in cash and $103,840 in the form of 57,252 shares of our unregistered common stock valued at $75,000 and warrants to purchase up to 270,000 shares of our common stock valued at $28,840. The warrants are immediately exercisable, have a term of five years and have exercise prices ranging from $1.64 to $2.29.

      Total debt issuance costs incurred in connection with securing the Laurus credit facility amounted to approximately $661,000 which have been recorded as deferred financing costs to be amortized to interest expense over the three year term. Additionally, a management fee amounting to $315,000 was paid to Laurus from the closing proceeds, and was recorded as a debt discount to be amortized to interest expense over the three year term.

      We have agreed to register for resale under the Securities Act of 1933 the shares of common stock issuable to Laurus upon conversion of borrowings under the credit facility and upon exercise of the warrants.


      The amount of our common stock Laurus may hold at any given time is limited to no more than 4.99% of our outstanding capital stock and no more than 25% of our aggregate daily trading volume determined over the five-day period prior to the date of determination. These limitations may be waived by Laurus on 90 days' prior notice, or without notice if we are in default.

      The conversion price applicable to each of the notes and the exercise price of each of the warrants is subject to downward adjustment if we issue shares of our common stock (or common stock equivalents) at a price per share less than the applicable conversion or exercise price. There are exceptions for issuances of stock and options to our employees and for certain other ordinary course stock issuances.

      Subject to applicable cure periods, amounts borrowed from Laurus are subject to acceleration upon certain events of default, including: (i) any failure to pay when due any amount we owe to Laurus; (ii) any material breach by us of any other covenant made to Laurus; (iii) any misrepresentation made by us to Laurus in the documents governing the credit facility; (iv) the institution of certain bankruptcy and insolvency proceedings by or against us; (v) the entry of certain monetary judgments against us that are not paid or vacated for a period of 30 business days; (vi) suspensions of trading of our common stock;
(vii) any failure to deliver shares of common stock upon conversions under the credit facility; (viii) certain defaults under agreements related to any of our other indebtedness; and (ix) changes of control of our company. Substantial fees and penalties are payable to Laurus in the event of default.



      Additional Steps to Increase Liquidity

      Over the last several years, we have funded portions of our operating cash flow and growth from sales of equity securities and loans from officers and related parties.

      In a private placement commencing in February 2002 and ending September 30, 2003, we sold 1,458,511 shares of our common stock to investors, including existing shareholders, for gross proceeds of $2,133,603. A majority of the proceeds of this offering were used to acquire certain tire recycling operations and assets.


      In December 2003, we issued a 10% convertible note due December 2004 in the aggregate principal amount of $375,000 to an investor. The note was convertible at the option of the holder at any time prior to maturity into investment units at a price equal to $1.07 per unit with each unit consisting of one share of common stock and a warrant to purchase 1.5 shares of common stock at an exercise price of $1.07 per share, exercisable six months after issuance for a period of five years from date of issuance. The note was converted on June 24, 2004 into 369,331 shares of common stock and we issued warrants to purchase 553,997 shares of our common stock. When originally issued, this note reflected a beneficial conversion feature amounting to $154,226 and, upon conversion, the remaining unamortized beneficial conversion discount of approximately $77,000 was charged to interest expense.


      In April 2004, we commenced a private offering of investment units to accredited investors, each unit consisting of one share of our common stock and a warrant to purchase 0.5 shares of our common stock. As of June 30, 2004, when the offering terminated, we had sold 1,594,211 units (1,594,211 shares of our common stock and warrants to purchase 797,105 additional shares of our common stock at prices ranging from $1.56 to $2.06 per share) to investors, including our directors and existing shareholders, for gross proceeds of $1,547,800. We used the net proceeds of this offering to re-establish our Georgia waste wire processing capacity and for general working capital purposes during the seasonally slower portion of our fiscal year.


      From June 2003 through March 2004, several of our officers and members of their families loaned us an aggregate of $1,345,000. These advances bear interest at 12% and mature at various times through March 2006. In April 2004, several of these individuals agreed to invest approximately $550,000 of the amounts due them under the terms of their loans into the private placement described above. In April 2004, one of our officers applied approximately $163,000 of amounts due him to pay off a note receivable due our company and in June 2004 applied approximately $114,000 of amounts due him to exercise options to purchase 144,000 shares of our common stock. At June 30, 2004, the remaining balance on these advances amounted to approximately $523,320. (See "Certain Relationships and Related Transactions - Loans; Personal Guarantees.")


      Repurchase of Class B Convertible Preferred Stock

      On February 14, 2002, we repurchased and retired all of the Class B convertible Preferred Stock held by Republic Services of Georgia, Limited Partnership (as successor to United Waste Services, Inc.) for a $1,500,000 promissory note bearing interest at 10% and due in February 2007 and 100,000 shares of common stock valued at $1.60 per share on the date of issuance.

      On May 6, 2002, Republic Services converted $750,000 of the principal amount of the February 14, 2002 promissory note into 300,000 unregistered shares of our common stock valued at $750,000. We issued Republic Services a promissory note for the remaining balance on the February 14, 2002 promissory note in the principal amount of $743,750 bearing interest at 10% and due in March 2007. As of June 30, 2004, 13 payments totaling $114,818 were past due and we received a waiver of default from Republic Services through June 30, 2004 on the past due payments. As of July 26, 2004, all past due payments have been made and the promissory note is current.

      Operating Performance Enhancements

      During the past five years, we have terminated under-performing operations and initiatives and eliminated the use of non-conventional financing methods that had contributed over $18.7 million to our accumulated deficit. In order to position our company to be stronger, more profitable and to enhance shareholder value in the future, we began initiatives during fiscal 2003 to upgrade existing operations, expand into new geographic locations to maximize existing transportation and marketing infrastructures, and continue to identify better and more profitable uses for existing and new products.


      Historically, our tire shredding operations were able to recover and sell approximately 60% of a processed tire with the balance disposed of as waste wire residual (cross-contaminated rubber and steel) at an annual cost exceeding $1,000,000 in prior years. We have previously purchased secondary equipment for our Georgia (damaged in the March 2003 fire), Iowa and Minnesota facilities to further process the waste wire residual into saleable components of rubber and steel that not only provide new sources of revenue but also significantly reduced our residual disposal costs.


      During the fourth quarter of fiscal 2002, we initiated a $1.5 million equipment upgrade to our Des Moines, Iowa tire processing facility. We completely replaced all tire shredders with more efficient, higher volume equipment and installed a waste wire processing equipment line that reduced waste wire disposal costs while increasing our production capacity to over 20 million pounds of rubber feedstock per year for our internal crumb rubber operations. From July through December 2002, we experienced inevitable one-time operational disruptions during the equipment installation. Additionally, we incurred increased transportation costs because a significant portion of Iowa tires were diverted to our Minnesota plant for processing during the upgrade. These disruptive factors negatively impacted earnings in the first quarter of fiscal 2003 by approximately $150,000. Additionally, we believe that these actions position us to better meet the growing market demand for our products and services as evidenced by the fact that Iowa crumb product shipments have increased almost three-fold during the fiscal year ended September 30, 2003, compared to the same period in fiscal 2002. The capital investment in Iowa was funded by a combination of internal cash flow and long-term debt provided by First American Bank of Des Moines, Iowa and the State of Iowa.


      On March 31, 2003, a portion of our Georgia facility and several pieces of waste wire processing equipment were damaged by a fire. We therefore will continue to incur increased disposal costs and reduced product revenue in Georgia into the first quarter of fiscal 2005, when repairs to the equipment are expected to be completed and the machinery is returned to operative status . As of September 30, 2003, damaged equipment and parts with a net book value of approximately $179,000 have been written off and we have incurred $225,000 of expenses associated with the fire, including $211,000 of excess waste wire disposal. In December 2003 we reached a $1.03 million settlement with our insurance carrier in connection with the claims associated with the fire and have received all remaining amounts due under this insurance claim. During the quarter ended December 31, 2003, we recognized $207,873 of casualty income associated with the insurance settlement before related costs.

     We estimate that during the nine months ended June 30, 2004, reduced end product revenue and excess waste disposal costs of approximately $870,000 were associated with the impact of the March 31, 2003 fire. We anticipate that these conditions will continue into the first quarter of fiscal 2005, when repairs to the equipment are expected to be completed and the machinery is returned to operative status.


      Following the February 2003 decision to reconfigure our Wisconsin operations, waste wire processing equipment in Wisconsin was taken off line in March 2003 with the intention of moving it to our Minnesota operation. We had originally delayed the relocation of the equipment to Minnesota in order to evaluate whether to deploy it in Georgia to temporarily replace the damaged equipment; however in May 2003 we decided to relocate the Wisconsin equipment to

Minnesota as planned. The Minnesota waste wire processing equipment began initial operation in July 2003. We estimate this equipment will reduce disposal expense by over $160,000 per year, while providing new sources of revenue and much needed material feedstock for our Iowa crumb rubber operations. In addition to the existing waste wire processing equipment, we invested an additional $250,000 in new support equipment and infrastructure improvements. These capital investments were funded by internal cash flow.

      In addition, during the first half of fiscal 2003, several new pieces of shredding and screening equipment were installed at our Minnesota and Georgia locations in order to meet increased demand for more lucrative smaller tire-derived fuel material in the Midwest and Southeast. These capital investments, which exceeded $525,000, were funded by internal cash flow.


      Effects of Inflation and Changing Prices

      Generally, we are exposed to the effects of inflation and changing prices. Primarily because the largest component of our collection and disposal costs is transportation, we are adversely affected by significant increases in the cost of fuel; however, such increases also create additional market demand for our tire-derived fuel products. Additionally, because we rely on floating-rate debt for certain financing arrangements, rising interest rates would have a negative effect on our performance.

      Based on our fiscal 2004 operating plan, we believe that available working capital together with revenues from operations, the sale of common stock and units pursuant to the April 2004 private placement, loans from affiliated and unaffiliated lenders and the financing from Laurus will satisfy our cash requirements for the foreseeable future.


Other Matters That Have Impacted Our Liquidity

      New Market Development Initiatives.

      The July 2002 acquisition of a scrap tire business in Azusa, California marked our first location in the western portion of the United States. We have devoted significant resources during the past twelve months to expand and enhance our California market position in order to provide a solid foundation for future growth and sustainable profitability.


      On July 1, 2004, we acquired certain assets of American Tire Disposal, Inc., a southern California based company in the business of collecting and marketing scrap tires for approximately $117,000 in assumed liabilities and forgiveness of trade payables due to us. We will consolidate American Tire Disposal's business into our existing California operations.

      In August 2004, we executed a non-binding letter of intent and escrow agreement in connection with a potential business acquisition. Pursuant to the escrow agreement, we have made a "good faith" payment amounting to $350,000, which will be applied toward the purchase price upon completion of the transaction. Based on the anticipated terms of the agreement, we do not deem this a significant acquisition, and expect the transaction to close during the first quarter of fiscal 2005.

      In February 2003, we announced our intent to open a new high-volume tire processing facility in LaVergne, Tennessee as a result of experiencing significant market share growth during the last two years. Historically, we transported all Tennessee-sourced tires to our Georgia facility to be processed. We anticipated that a majority of the funding to implement this initiative would come from our principal lender, which unfortunately was closed by the Commissioner of Financial Institutions of the State of California in February 2003, shortly after we received verbal approval to move forward. In July 2003, our Tennessee facility began processing local tires on a limited basis using excess and idle equipment from various other locations. We have earmarked over $1 million of proceeds from the Laurus credit facility to purchase necessary for our Tennessee facility and anticipate the facility to be operational during the second quarter of fiscal 2005. When the Tennessee facility is fully operational, we estimate the cost savings realized by processing Tennessee-sourced tires locally instead of transporting them to Georgia should exceed $80,000 per month.

      Also in February 2003, we decided to reconfigure the operations of our Wisconsin facility from an unprofitable low-volume size reduction facility to a whole tire transfer station supplying compliant tires to a cement kiln. The decision was made because the cement kiln is anticipated to continue consuming a majority of the scrap tires collected by our Wisconsin facility. As of June 30, 2004, our on-going efforts to increase tire volume and reduce expenses in Wisconsin have resulted in a $400,000 reduction in that facility's year-to-date expenses compared to the same period last year.

      During fiscal 2003 we invested over $1.5 million developing and/or reconfiguring our California, Tennessee and Wisconsin operations. These investments have come in the form of new internally financed capital equipment and the funding of new market development initiatives.


      We believe that our current cash position and current credit facilities combined with internally generated cash flow will satisfy our cash requirements for the foreseeable future.

      Off-balance Sheet Arrangements

      We lease various facilities and equipment under cancelable and noncancelable short and long-term operating leases.

                                    BUSINESS
General

      GreenMan Technologies, Inc. (together with its subsidiaries "we", "us" or "our") was originally founded in 1992 has been operated as a Delaware corporation since 1995. Today, we comprise six operating locations that collect, process and market scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin and operate under exclusive agreements to supply whole tires used as alternative fuel to cement kilns located in Florida, Georgia, Illinois, Missouri, Tennessee and Texas.

Recent Developments

      In February 2003, as a result of experiencing significant market share growth during the last two years, we announced our intent to open a new high-volume tire processing facility in LaVergne, Tennessee. We began shredding operations during July 2003 under limited operating conditions.

      In February 2003, we decided to reconfigure the operations of our low-volume size reduction facility in Wisconsin to a whole tire transfer station supplying compliant tires to a cement kiln. The cement kiln has been and is anticipated to continue consuming a majority of the scrap tires collected by the Wisconsin facility. We intend to either use the existing Wisconsin size reduction equipment at our other locations or initiate an effort to sell the idle equipment.


      On March 31, 2003, a portion of our Georgia facility and several pieces of waste wire processing equipment were damaged by a fire. We therefore will incur increased disposal costs and reduced product revenue in Georgia until October 2004, when the equipment is currently expected to be re-installed and operational. As of September 30, 2003, damaged equipment and parts with a net book value of approximately $179,000 have been written off and we have incurred $225,000 of expenses associated with the fire, including $211,000 of excess waste wire disposal. These amounts have been offset by approximately $821,000 of insurance proceeds of which $187,000 was received as of September 30, 2003. In December 2003, we reached a $1.03 million settlement with our insurance carrier in connection with the claims associated with the fire and have received all remaining amounts due under this insurance claim


      On April 1, 2003 we sold our majority interest in Able Tire of Oklahoma, LLC, to the minority member for $50,000 and recognized a $71,000 loss on the transaction. We determined that it was in our best interest to divest our interest due to the uncertain impact of pending Oklahoma scrap tire legislation intended to significantly reduce the state sponsored tire processing fee.


      In April 2004, our Wisconsin subsidiary reached agreement with the lessor of certain processing equipment to buy-out the remaining term of the lease. The lessor agreed to accept several pieces of idle equipment, 50,000 unregistered shares of our common stock, and cash, valued in the aggregate at approximately $180,000, in full settlement of our capital lease obligation with a carrying value of approximately $192,000 at March 31, 2004. We realized a gain of approximately $15,000 in connection with this transaction.

      On July 1, 2004, our California subsidiary acquired the operating assets of American Tire Disposal, Inc., a southern California-based company in the business of collecting and marketing scrap tires for approximately $117,000 in assumed liabilities and forgiveness of trade payables due to us.


Products and Services

      Our tire processing operations located in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin are paid a fee to collect, transport and process scrap tires (i.e. collection/processing revenue) in whole or two inch or smaller rubber chips which are then sold (i.e. product revenue).

     We collect scrap tires from three sources:

      o     local, regional and national tire stores;

      o     tire manufacturing plants; and

      o illegal tire piles being cleaned-up by state, county and local governmental entities;

      The tires we collect are processed and sold ("end product" revenue):

      o as tire-derived fuel used in lieu of coal by pulp and paper producers, cement kilns and electric utilities;

      o as an effective substitute for crushed stone in civil engineering applications such as road beds, landfill construction or septic field construction; or

      o as crumb rubber (rubber granules) and used for playground and athletic surfaces, running tracks, landscaping/groundcover applications and bullet containment systems.

      In some states where we have disposal contracts with cement kilns, our whole tire operations are paid a fee by existing tire collectors to dispose of whole tires at our location. We pay the cement kilns a fee to accept the whole tires which they then use as an alternative fuel source to coal, while also providing a source of iron oxide which is required in the cement making process.

Manufacturing/Processing

      Our tire shredding operations currently have the capacity to process about 40 million passenger tire equivalents annually. We collected over 28.6 million passenger tire equivalents in the fiscal year ended September 30, 2003, compared to approximately 26.3 million passenger tire equivalents during the year ended September 30, 2002. We anticipate processing over 30 million passenger tire equivalents in fiscal 2004, based on current processing volumes.

      The method used to process tires is a series of commercially available shredders that sequentially reduce tires from whole tires to two-inch chips or smaller. Bead-steel is removed magnetically yielding a "95% wire-free chip." This primary recycling process recovers approximately 60% of the incoming tire. The remaining balance consists of un-saleable cross-contaminated rubber and steel ("waste wire"), which we have historically disposed of at costs exceeding $1 million annually. To minimize this disposal cost, we have installed secondary equipment at our Georgia, Iowa, and Minnesota facilities which further processes the waste wire residual into saleable components of rubber and steel which not only has reduced residual disposal costs, but also provides new sources of revenue. In our Iowa facility, rubber is further granulated into particles less than one-quarter inch in size for use in the rapidly expanding athletic surfaces and playground markets.


      The secondary equipment located at our Georgia facility was damaged in a March 2003 fire. We expect repairs to the equipment to be completed and the machinery to be returned to operative status during the first quarter of fiscal 2005.


Raw Materials

      We believe we will have access to a supply of tires sufficient to meet our requirements for the foreseeable future. According to the Scrap Tire Management Council, approximately 280 million passenger tire equivalents (approximately one per person per year) are discarded annually in the United States ("current generation scrap tires") in addition to an estimated several hundred million scrap passenger tire equivalents already stockpiled in illegal tire piles. The Scrap Tire Management Council estimates that a total of approximately 180 million passenger tire equivalents are currently recycled of which approximately 115 million are burned as tire-derived fuel; 25 million are used in civil engineering applications; and 40 million are used in various other applications such as crumb rubber production, retreading and export. The approximately 100 million remaining passenger tire equivalents are now added to landfills annually. Based on this and other data, there appears to be an abundant supply of tires to meet our growth plans.

Customers

      Our tire recycling operations have a diversified collection and product sales program that minimizes our vulnerability to the loss of any one customer. For the fiscal year ended September 30, 2003, no one customer accounted for more than 10% of our consolidated net sales while one customer did account for approximately 10% of consolidated net sales for the fiscal year ended September 30, 2002. Our diverse base of customers includes Bridgestone/Firestone, Cooper, Continental, Goodyear, Michelin, many local and regional tire outlets and state and local governments. We do not believe that the loss of any individual customer would have a material adverse effect on our business.

      We do not have any long-term contracts which require any customer to purchase any minimum amount of products or provide any minimum amount of tires. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or that we will be able to market our current or proposed products to new customers.

Sales and Marketing

      We utilize in-house sales staff for securing new accounts and marketing processed materials. This strategy maximizes revenue and concentrates our sales/marketing efforts on highly focused initiatives. Sales/marketing personnel have extensive experience in the tire recycling industry and in industries where our processed materials are consumed.

Competition

      We have positioned ourselves as a leader in tire recycling industry. Based on our current scrap tire volumes, we estimate we collect approximately 11% of domestic scrap tires currently generated, making us one of the largest tire recyclers in the United States.

      We compete in a highly fragmented and decentralized market in which many of our competitors are small and undercapitalized. Consequently, we believe there is an opportunity for industry consolidation and certain strategic value-added vertical integration. Our strategy is to continue to increase the number of passenger tire equivalents that we processes through aggressive sales and marketing efforts as well as through selective acquisitions of smaller competitors, while continuing to focus on identifying and generating new marketing strategies for recycled tires and their value added by-products.

      Companies in the tire collection and processing industry have historically generated sufficient quantities of tires to satisfy the growing needs of tire-derived fuel users such as cement kilns, pulp and paper producers and electric utilities as well as the demand from civil engineering projects such as landfill construction or road stabilization projects. There are also several companies that break down the tire material into its elemental components and sell the components individually.

Government Regulation

      Our tire recycling and processing activities are subject to extensive and rigorous government regulation designed to protect the environment. We do not believe that our activities result in emission of air pollutants, disposal of combustion residues, or storage of hazardous substances except in compliance with applicable permits and standards. The establishment and operation of plants for tire recycling, however, are subject to obtaining numerous permits and compliance with environmental and other government regulations. The process of obtaining required regulatory approvals can be lengthy and expensive. The Environmental Protection Agency and comparable state and local regulatory agencies actively enforce environmental regulations and conduct periodic inspections to determine compliance with government regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent us from obtaining, or affect the timing of, regulatory approvals. We use our best efforts to keep abreast of changed or new regulations for immediate implementation.

Protection of Intellectual Property Rights and Proprietary Rights

      None of the equipment or machinery that we currently use or intend to use in our current or proposed manufacturing activities is proprietary. Any competitor can acquire equivalent equipment and machinery on the open market.

      We have used the name "GreenMan" in interstate commerce since inception and assert a common law right in and to such name.

Employees


      As of September 30, 2004, we had approximately 190 full time employees. We are not a party to any collective bargaining agreements and consider the relationship with our employees to be satisfactory.


Properties

      Our Minnesota subsidiary leases two industrial buildings and an office building in Savage, Minnesota, located on approximately 8 acres of land zoned for industrial use. In March 2004, this subsidiary sold that property to an entity co-owned by one of our officers for $1,400,000. Simultaneously with the sale, we entered into an agreement to lease the property back for a term of 12 years at an annual rent of $195,000, increasing to $227,460 over the term of the lease. The lease provides for two additional 4-year extensions. (See "Certain Relationships and Related Transactions - Related Party Transactions.")

      In April 2001, our Georgia subsidiary sold all of its land and buildings located in Jackson, Georgia to a third party. Simultaneous with the sale, the subsidiary executed a twenty-year lease with the same third party for use of that property at a monthly rental of $17,642. The lease can be renewed for an additional four, five-year periods and provides us an option to repurchase the land and buildings at fair market value after the second anniversary of the lease. In December 2002, the lease was assigned to Mart Management, an unrelated third party. In September 30, 2003, Mart Management loaned us $100,000 under a twelve month unsecured note payable bearing interest quarterly at 12% per annum. In April 2004, Mart Management agreed to invest the $100,000 principal balance due under the note into a private placement of our securities. (See "Certain Relationships and Related Transactions - Related Party Transactions.")


      Our Iowa subsidiary leases a facility located on approximately four acres of land under a ten-year lease commencing in April 2003 from Maust Asset Management Company, LLC, a company co-owned by one of our officers. Under the terms of the lease, monthly rental payments of $8,250 are required for the first five years increasing to $9,000 per month for the remaining five years. The lease also provides us with a right of first refusal to purchase the land and buildings at fair market value during the term of the lease. Maust Asset Management acquired the property from the former lessor. (See "Certain Relationships and Related Transactions - Related Party Transactions.")


      On April 1, 2003, our Wisconsin subsidiary acquired the land and buildings in which it operates for $362,900 under a sixty-seven month promissory note with aggregate payments of $76,500 over the first eight months. Thereafter, commencing December 1, 2003, the note requires monthly payments of $2,886, including interest at 8% per annum with the remaining principal balance due on November 1, 2008.

      Our California subsidiary leases approximately 45,000 square feet of a building situated on approximately 1.5 acres of land for $1,250 per month. The lease expires in April 2007 subject to an option to extend the lease for an additional five years.


      Our Tennessee subsidiary leases a facility of approximately 26,000 square feet located on approximately two acres of land under a three-year agreement for $10,222 per month. The lease can be renewed for an additional five-year period and includes an option to purchase the land and buildings at fair market value during the term of the lease.

      We lease approximately 3,380 square feet of office space in Lynnfield, Massachusetts at a monthly rental of $5,070 under a five-year lease that expires in May 2008. In June 2004, we amended this lease to include an additional 1,125 square feet of office space for additional monthly rent of $1,500.


      We believe these facilities are adequate for our current needs and have adequate space to accommodate expansion if required to meet ongoing growth.


                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages and the positions they hold within our company:


                    Name                           Age                          Position
                    ----                           ---                          --------
Maurice E. Needham.......................          64       Chairman of the Board of Directors
Robert H. Davis..........................          61       Chief Executive Officer;  President; Director
Charles E. Coppa.........................          41       Chief Financial Officer; Treasurer; Secretary
Dr. Allen Kahn...........................          83       Director
Lew F. Boyd..............................          58       Director
Lyle Jensen..............................          53       Director


      We have established an Audit Committee consisting of Messrs. Jensen (Chair) and Boyd and Dr. Kahn, and a Compensation Committee consisting of Messrs. Boyd (Chair) and Jensen. Our Board of Directors has determined that Mr. Jensen is an "audit committee financial expert" within the meaning given that term by Item 401(e) of Regulation S-B and that Mr. Jensen is "independent" within the meaning given to that term by Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

      Maurice E. Needham has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer. He has also served as a Director of Comtel Holdings, an electronics contract manufacturer, since April 1999. He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director.

      Robert H. Davis has been Chief Executive Officer and a Director since July 1997. Prior to joining us, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. of Houston, Texas ("BFI") since 1990. As an early leader of BFI's recycling division, Mr. Davis grew that operation from startup to $650 million per year in profitable revenues. A 25-year veteran of the recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company, and SCS Engineers, Inc. Mr. Davis currently serves as a Director and Audit Committee member of Waste Connections, Inc., the fourth largest solid waste management company in the United States.

      Charles E. Coppa has served as Chief Financial Officer, Treasurer and Secretary since March 1998. From October 1995 to March 1998, he served as Corporate Controller. Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies, a publicly-traded development stage company, from July 1994 to October 1995. Prior to joining Food Integrated Technologies, Inc., Mr. Coppa served as Corporate Controller for Boston Pacific Medical, Inc., a manufacturer and distributor of disposable medical products, and Corporate Controller for Avatar Technologies, Inc., a computer networking company.

      Allen Kahn, M.D., has been a Director since March 2000. Dr. Kahn operated a private medical practice in Chicago, Illinois, which he founded in 1953 until his retirement in October 2002. Dr. Kahn has been actively involved as an investor in "concept companies" since 1960. From 1965 through 1995 Dr. Kahn served as a member of the Board of Directors of Nease Chemical Company (currently German Chemical Company), Hollymatic Corporation and Pay Fone Systems (currently Pay Chex, Inc.).

      Lew F. Boyd has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors. Previously, Mr. Boyd had been Vice President/General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology.

      Lyle Jensen has been a Director since May 2002. Mr. Jensen is currently a Business Development and Operations Consultant. Prior to that he held executive roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc. He served as President of Dynaco Corporation from 1988 to 1997, General Manager of Interconics from 1984 to 1988 and various financial and general management roles within Rockwell International from 1973 to 1984.


                             EXECUTIVE COMPENSATION

Executive Compensation

      The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2003, 2002 and 2001, to our Chief Executive Officer, our Vice President of Operations and our Chief Financial Officer. We did not grant any restricted stock awards or stock appreciation rights or make any long-term plan payouts during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation
                                         -------------------
                                                                                         Securities
         Name and               Fiscal                                Other Annual       Underlying        All Other
    Principal Position           Year       Salary        Bonus     Compensation (1)    Options (2)    Compensation (3)
    ------------------           ----       ------        -----     ----------------    -----------    ----------------

Robert H. Davis,                 2003      $230,000      $    --         $19,900                --          $   --
Chief Executive Officer ....     2002       230,000       23,000          16,817             7,500              --
                                 2001       230,000       44,000          15,586            25,000           5,813

Mark T. Maust,                   2003      $140,000      $    --         $18,908                --          $   --
Midwest Regional                 2002       140,000       70,000          17,278             7,500              --
Vice President(4)...........     2001       140,000       70,000          17,074            25,000           5,813

Charles E. Coppa,                2003      $130,000      $    --         $ 9,343                --          $   --
Chief Financial Officer.....     2002       130,000        5,000           7,020             7,500              --
                                 2001       130,000       20,000           7,020            50,000           5,813

----------
(1) Represents payments made to or on behalf of Messrs. Davis, Maust and Coppa for health and life insurance and auto allowances.
(2) The fiscal 2002 grants represent options granted to Mr. Davis, Mr. Maust and Mr. Coppa in August 2002. The fiscal 2001 grants represent options granted in January 2001 to Mr. Davis, Mr. Maust and Mr. Coppa.
(3) Represents the value assigned to 19,375 shares of our unregistered common stock granted to each of Messrs. Davis, Maust and Coppa for prior services rendered.
(4) Mr. Maust also served as our Vice President of Operations until April 2004, when we eliminated that position. Mr. Maust still serves as our Midwest Regional Vice President.

Options/SAR Grants Table

      We did not grant any stock options or other equity during the fiscal year ended September 30, 2003 to the executives named in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table sets forth information concerning the value of unexercised options as of September 30, 2003 held by the executives named in the Summary Compensation Table above.

                                                              Number of Unexercised             Value of Unexercised
                                                                   Options at                  In-the-Money Options at
                                                              September 30, 2003 (3)           September 30, 2003 (2)
                                                              ----------------------           ----------------------
                              Shares
                           Acquired on        Value
Name                       Exercise (1)   Realized (2)     Exercisable     Unexercisable    Exercisable     Unexercisable
----                       ------------   ------------     -----------     -------------    -----------     -------------

Robert H. Davis.......       103,000        $119,940         944,500          273,500         $441,430        $257,830

Mark T. Maust.........          --             --            166,000          166,500         $208,550        $112,500

Charles E. Coppa......          --             --            214,000          173,500         $242,720        $124,880

----------
(1) During the fiscal year ended September 30, 2003, Mr. Davis exercised 103,000 options at exercise prices ranging from $.40 to $.53 per share.
(2) Assumes that the value of shares of common stock is equal to $1.66 per share, which was the closing bid price on the American Stock Exchange on September 30, 2003.
(3) The options granted to the executive officers became exercisable commencing July 17, 1998 in the case of Mr. Davis, December 30, 1997 in the case of Mr. Maust and March 23, 1999 in the case of Mr. Coppa at an annual rate of 20% of the underlying shares of our common stock. The options granted to Mr. Davis pursuant to his April 1999 employment agreement vest over a seven-year period.

Employment Agreements

      In April 1999, we entered into a three-year employment agreement with Mr. Davis pursuant to which Mr. Davis receives a salary of $230,000 per annum with an additional $50,000 of deferred compensation in the first year. The agreement automatically renews for three additional years upon each anniversary, unless notice of non-renewal is given by either party, and provides for payment of twelve months salary as a severance payment for termination without cause. Any increases will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement also provides for Mr. Davis to receive incentive compensation based on the following formula:

  Consolidated Net Income              Incentive                  Cumulative
    Before Income Taxes            Compensation Rate               Maximum
    -------------------            -----------------               -------
$0 - $1,000,000                            5%                     $  50,000
$1,000,001 - $2,000,000                   7.5%                      125,000
$2,000,001+                               2.5%                     125,000+

      No bonus was payable for fiscal 2003. Based upon our fiscal 2002 performance, Mr. Davis chose to accept a reduced bonus amount of $23,000.

      In June 1999, we entered into a two-year employment agreement with Mr. Coppa pursuant to which Mr. Coppa currently receives a salary of $130,000 per annum. The agreement automatically renews for two additional years upon each anniversary, unless notice of non-renewal is given by either party. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of twelve months salary as a severance payment for termination without cause.

      In June 2003, we entered into a three-year employment agreement with Mr. Needham pursuant to which Mr. Needham will receive a salary of $90,000 per annum. The agreement automatically renews for three additional years upon each anniversary, unless notice of non-renewal is given by either party. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of twelve months salary as a severance payment for termination without cause.

Stock Option Plan

      Our 1993 Stock Option Plan was established to provide options to purchase shares of common stock to our employees, officers, directors and consultants. In March 2001, our stockholders approved an increase to the number of shares authorized under the 1993 Stock Option Plan to 3,000,000 shares. This Plan expired on June 10, 2004.


      Our 2004 Stock Option Plan was adopted by the Board of Directors on April 21, 2004, and is subject to ratification by our stockholders. Subject to such ratification, options granted under the 2004 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options. We will evaluate the market price of our common stock on the date the plan is ratified as compared to the exercise price of all previously granted options under the plan to determine the amount of compensation expense, if any, that should be recognized on such grants.


      Incentive stock options may be granted under the 2004 Stock Option Plan to employees, including officers and directors who are employees. Non-qualified options may be granted to our employees, directors and consultants. The 2004 Stock Option Plan is administered by our Board of Directors, which has the authority to determine:

      o     the persons to whom options will be granted;

      o     the number of shares to be covered by each option;

      o whether the options granted are intended to be incentive stock options;

      o     the manner of exercise; and

      o     the time, manner and form of payment upon exercise of an option.

      Incentive stock options granted under the 2004 Stock Option Plan may not be granted at a price less than the fair market value of our common stock on the date of grant (or less than 110% of fair market value in the case of persons holding 10% or more of our voting stock). Non-qualified stock options may be granted at an exercise price established by our Board which may not be less than 85% of fair market value of our shares on the date of grant. Incentive stock options granted under the 1993 Stock Option Plan must expire no more than ten years from the date of grant, and no more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.


      As of September 30, 2004, there were 1,670,356 options granted and outstanding under the 1993 Stock Option Plan of which 1,498,356 options were exercisable at prices ranging from $0.38 to $1.80. As of such date, 538,000 options were granted and outstanding under the 2004 Stock Option Plan. No such options are currently exercisable and no such options will become exercisable unless the adoption of this plan is ratified by our stockholders.

Non-Employee Director Stock Option Plan

      Our 1996 Non-Employee Director Stock Option Plan is intended to promote our interests by providing an inducement to obtain and retain the services of qualified persons who are not officers or employees to serve as members of our Board of Directors. The Board of Directors has reserved 60,000 shares of common stock for issuance under Non-Employee Director Stock Option Plan.

      Each person who was a member of the Board of Directors on January 24, 1996, and who was not an officer or employee, was automatically granted an option to purchase 2,000 shares of common stock. In addition, after an individual's initial election to the Board of Directors, any director who is not an officer or employee and who continues to serve as a director will automatically be granted on the date of the Annual Meeting of Stockholders an additional option to purchase 2,000 shares of common stock. The exercise price per share of options granted under the Non-Employee Director Stock Option Plan is 100% of the fair-market value of the common stock on the business day immediately prior to the date of the grant and each option is immediately exercisable for a period of ten years from the date of the grant.


      As of September 30, 2004, options to purchase 32,000 shares of our common stock have been granted under the 1996 Non-Employee Director Stock Option Plan, of which 22,000 are outstanding and exercisable at prices ranging from $0.38 to $1.95.


Employee Benefit Plan

      In August 1999, we implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of five years. We did not make any discretionary contributions to the 401(k) plan during the fiscal years ended September 30, 2003 and 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans; Personal Guarantees


      In January 1998, we advanced Mr. Davis $104,000 under an 8.5% secured loan agreement with both principal and interest due January 2001. This agreement was amended on September 30, 2000 to extend the maturity of the note until April 15, 2002 and increase the interest rate to 9.5%. In September 2001, we agreed to extend the maturity date to April 15, 2004. In September 2003, Mr. Davis loaned us $400,000 under an unsecured promissory note which bears interest at 12% per annum with interest due quarterly and the principal originally due March 31, 2004. Mr. Davis subsequently agreed that we will not be required to repay any portion of this note while our obligations to Laurus are outstanding. In connection with the maturity of the note from Mr. Davis, on April 30, 2004, we applied the remaining balance of $163,000, including interest of Mr. Davis' obligations to us to offset our obligations to him.


      In January 1999, we advanced Messrs. Davis and Coppa a total of $55,000 under 8.5% secured loan agreements with both principal and interest due January 2002 (subsequently extended to January 15, 2004). The proceeds were used to participate in a private placement of our common stock and the loans were secured by 191,637 shares of common stock owned by the two officers. In June 2002, Messrs. Davis and Coppa each repaid $5,000 of their respective then outstanding balances. On March 31, 2004, Mr. Davis repaid his then outstanding balance of $24,000 in full settlement of all amounts due under his note. As of March 31, 2004, the amount receivable on Mr. Coppa's note, including interest, amounted to $45,302. On May 11, 2004 Mr. Coppa sold 36,717 shares of common stock valued at $45,611 back to us in full settlement of all amounts due under his note.

      Messrs. Needham, Davis and Coppa had personally guaranteed a $1.1 million note payable issued to Cryopolymers Leasing Inc. in May 1999. This note was paid in full on June 30, 2004.

      Dr. Kahn loaned us $300,000 under the terms of an October 1999 private offering of 10% convertible notes and warrants and $75,000 under a February 2000 private offering of 11% convertible notes and warrants. The original maturity date of the convertible notes was twelve months after issuance and they were payable in cash or unregistered shares of our common stock at a conversion price of $1.00 per share. In September 2000 and June 2001, Dr. Kahn agreed to extend the maturity date of these notes for an additional twelve months from their original maturity. In return for the June 2001 extension, we agreed to reduce the conversion price to $.75 per share. In September 2002, Dr. Kahn again agreed to extend the maturity of each note for an additional twenty-four months from their extended maturity dates with no change in existing terms. On February 16, 2004, Dr. Kahn converted the principal amount of both notes, together with $168,210 of accrued interest, into 724,281 shares of our common stock pursuant to the amended terms.

      The warrants are exercisable for a period of five years to purchase 125,000 shares of our common stock at exercise prices ranging from $.31 to $.50 per share. Dr. Kahn has been granted limited registration rights to cause us to register for resale the common stock underlying the warrants in the event that we register shares of common stock for our own account.

      Dr. Kahn has also loaned us $200,000 under the terms of a November 2000 unsecured promissory note which bears interest at 12% per annum with interest due monthly and the principal due in November 2001. In June 2001, Dr. Kahn agreed to extend the maturity date of the note for an additional twelve months from its original maturity. In September 2002, Dr. Kahn again agreed to extend the maturity of the note until November 2004.

      During the period of June to August 2003, two immediate family members of Mr. Needham loaned us a total of $400,000 under the terms of two-year, unsecured promissory notes which bear interest at 12% per annum with interest due quarterly and the principal due upon maturity in August 2005. In March 2004, these same individuals loaned us a total of an additional $200,000, under similar terms with the principal due in March 2006. These individuals each agreed to invest the entire $100,000 principal balance of their June 2003 notes ($200,000 in the aggregate) into the April private placement described above and each received 113,636 investment units in these transactions.

      In October 2003, Mr. Needham loaned us $75,000 under an unsecured promissory note payable which bears interest at 12% per annum with interest due quarterly and the principal due June 30, 2004. During January and February 2004, Mr. Needham advanced us an additional $250,000. Mr. Needham agreed to each invest all amounts due under these advances ($350,000 in the aggregate) into the April private placement described above and received 339,806 investment units in this transaction.

Related Party Transactions

      We rent several pieces of equipment on a monthly basis from Valley View Farms, Inc., a company co-owned by Mr. Maust. Rent expense associated with payments made to Valley View Farms for the fiscal years ended September 30, 2003 and 2002 was $279,443 and $355,040, respectively.

      In July 2002, our Minnesota subsidiary entered into a four-year equipment lease with Valley View Farms. Under the terms of the lease, the subsidiary is required to pay rent of $4,394 per month and has the ability to purchase the equipment at the end of the lease at approximately 40% of its original value. The lease is classified as a capital lease at September 30, 2003 with an equipment value of $146,670.

      In September 1999, our Georgia subsidiary entered into a five-year equipment lease with Valley View Farms. Under the terms of the lease, the subsidiary was required to pay rent of $6,421 per month and had the ability to apply 85% of all payments made towards the purchase of the equipment at the end of the lease. In August 2002 the subsidiary exercised its option to acquire the equipment.

      Our majority-owned joint venture, Able Tire of Oklahoma, LLC, which we divested in April 2003, leased on a month-to-month basis certain rolling stock equipment from Gary Humphreys, an owner of Able Tire Company, LLC, the other member of the joint venture. Payments made to Mr. Humphreys totaled $48,700 and $45,100 during the fiscal years ended September 30, 2003 and 2002, respectively.

      Able Tire of Oklahoma, LLC also purchased certain operating equipment from Green Tree Resorts, a company partly owned by Mr. Humphreys, for $10,500 during the fiscal year ended September 30, 2002.

      In April 2003, our Iowa subsidiary entered into a ten-year lease agreement with Maust Asset Management for our Iowa facility. Maust Asset Management is co-owned by one of our officers. Under the terms of the lease, monthly rent payments of $8,250 are required for the first five years, increasing to $9,000 per month for the remaining five years. The lease also provides us a right of first refusal to purchase the land and buildings at fair market value during the term of the lease. Maust Asset Management acquired the property from the former lessor. For the fiscal year ended September 30, 2003, payments made in connection with this lease amounted to $41,250.

      On September 30, 2003, Mart Management, Inc., our Georgia subsidiary's landlord, loaned us $100,000 under the terms of a September 30, 2003 unsecured promissory note which bears interest at 12% per annum with interest due quarterly and the principal due September 30, 2004. Mart Management agreed to invest the $100,000 principal balance due under the note into the April private placement described above and received 107,300 investment units in this transaction.

      In March 2004, our Minnesota subsidiary sold all of its land and buildings to an entity co-owned by Mr. Maust. realizing a gain of $437,337 which has been recorded as unearned income to be recognized ratably over the term of the lease. Simultaneously with the sale, we entered into an agreement to lease the property back for a term of 12 years at an annual rent of $195,000, increasing to $227,460 over the term of the lease. The lease has been classified as a capital lease and provides for two additional 4-year extensions.

      All transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates are approved by a majority of the independent and disinterested outside directors on the Board of Directors. Management believes these transactions were consummated on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


      The following tables set forth certain information regarding beneficial ownership of our common stock as of September 30, 2004:


      o     by each of our directors and executive officers;

      o     by all of our directors and executive officers as a group; and

      o by each person (including any "group" as used in Section 13(d) of the Securities Exchange Act of 1934) who is known by us to own beneficially 5% or more of the outstanding shares of common stock.


      Unless otherwise indicated below, to the best of our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. As of September 30, 2004, 19,072,963 shares of our common stock were issued and outstanding.


Security Ownership of Management and Directors

                                                               Number of Shares               Percentage
                        Name (1)                             Beneficially Owned (2)          of Class (2)
                        --------                             ----------------------          ------------
Dr. Allen Kahn (3).................................               3,273,937                      17.15%
Maurice E. Needham (4).............................               2,185,557                      10.96%
Robert H. Davis (5)................................               1,313,700                       6.67%
Charles E. Coppa (6)...............................                 639,210                       3.30%
Mark T. Maust (7) .................................                 469,236                       2.42%
Lew F. Boyd (8)....................................                 367,088                       1.91%
Lyle Jensen (9)....................................                  15,300                           *
All officers and directors
as a group (7 persons).............................               8,264,028                      38.78%

    * Less than 1%

Security Ownership of Certain Beneficial Owners

                                                               Number of Shares               Percentage
                        Name (1)                               Beneficially Owned              of Class
                        --------                               ------------------              --------
Richard Ledet (10).................................               1,455,629                     7.63%
Laurus Master Fund, Ltd. (11)......................               1,001,727                     4.99%

----------
(1) Except as noted, each person's address is care of GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940.
(2) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 13,000 shares of common stock issuable pursuant to immediately exercisable stock options.

(4) Includes 869,962 shares of common stock issuable pursuant to immediately exercisable stock options. Also includes 59,556 shares of common stock owned by Mr. Needham's wife.
(5) Includes 610,000 shares of common stock issuable pursuant to immediately exercisable stock options.

(6) Includes 323,000 shares of common stock issuable pursuant to immediately exercisable stock options.
(7) Includes 278,000 shares of common stock issuable pursuant to immediately exercisable stock options.
(8) Includes 126,894 shares of common stock issuable pursuant to immediately exercisable stock options.
(9) Includes 15,000 shares of common stock issuable pursuant to immediately exercisable stock options.
(10)  Mr. Ledet's address is 2960 NE Broadway, Des Moines, Iowa 50317.
(11) Laurus holds (i) warrants to purchase up to 1,380,000 shares of common stock that are exercisable within 60 days (subject to the following sentence) at exercise prices ranging from $1.56 to $2.29 per share, (ii) a $4 million convertible term note that is convertible into 3,200,000 shares of common stock within 60 days (subject to the following sentence) at a conversion price of $1.25 per share, and (iii) $1 million minimum borrowing note that is convertible within 60 days (subject to the following sentence) into 763,359 shares of common stock at a conversion price of $1.31 per share. These warrants are not exercisable, and these notes are not convertible, to the extent that (a) the number of shares of our common stock held by Laurus and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the notes would result in beneficial ownership by Laurus of more than 4.99% of our outstanding shares of common stock. Laurus may waive these provisions, or increase or decrease that percentage, with respect to the warrants and/or the notes on 90 days' prior notice to us, or without notice if we are in default under the notes. Laurus beneficially owns 1,001,727 shares of our common stock underlying warrants and the notes that are exercisable or convertible, as the case may be, within 60 days. Laurus' address is 825 Third Avenue, 14th Floor, New York, New York 10022.

                              SELLING STOCKHOLDERS

      The following is a list of the selling stockholders who own or who have the right to acquire the 7,306,687 shares of common stock covered by this prospectus. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us.

      The following table sets forth information concerning the selling stockholders, including:

      o     the number of shares currently held;

      o the number of shares issuable upon conversion of notes payable and interest;

      o     the number of shares issuable upon exercise of warrants;

      o     the number of shares offered by each selling shareholder.

      We have no knowledge of the intentions of any selling shareholder to actually sell any of the securities listed under the columns "Shares Offered."

                                           Before Offering                                           After Offering
                                  -----------------------------------                       ----------------------------------
Name of Selling                        Number of         Percentage     Number of Shares         Number of        Percentage
Stockholder                         Shares Owned(1)       Owned(2)         Offered(3)         Shares Owned(4)      Owned(4)
-----------                         ---------------       --------         ----------         ---------------      --------

Laurus Master Fund,
Ltd. (5).....................           1,001,727            4.99%           6,113,359                  0             0.0%

Jed Schutz (6)...............             923,328             4.7%             923,328                  0             0.0%

Array Financial Services,
Inc. (7).....................             327,252             1.4%             270,000                  0             0.0%

----------
* Less than 1%.

(1) Includes shares of common stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

(2) Based on 19,072,963 shares of common stock issued and outstanding on September 30, 2004.

(3) This table assumes that each selling stockholder will sell all shares offered for sale by it under this registration statement. Stockholders are not required to sell their shares.
(4) Assumes that all shares of common stock registered for resale by this prospectus have been sold.
(5) Laurus holds (i) warrants to purchase up to 1,380,000 shares of common stock that are exercisable within 60 days (subject to the following sentence) at exercise prices ranging from $1.56 to $2.29 per share, (ii) a $4 million convertible term note that is convertible into 3,200,000 shares of common stock within 60 days (subject to the following sentence) at a conversion price of $1.25 per share, and (iii) $1 million minimum borrowing note that is convertible within 60 days (subject to the following sentence) into 763,359 shares of common stock at a conversion price of $1.31 per share. These warrants are not exercisable, and these notes are not convertible, to the extent that (a) the number of shares of our common stock held by Laurus and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the notes would result in beneficial ownership by Laurus of more than 4.99% of our outstanding shares of common stock. Laurus may waive these provisions, or increase or decrease that percentage, with respect to the warrants and/or the notes on 90 days' prior notice to us, or without notice if we are in default under the notes. Laurus beneficially owns 1,001,727 shares of our common stock underlying warrants and the notes that are exercisable or convertible, as the case may be, within 60 days. Details of the transaction under which Laurus purchased our securities are provided under "Liquidity and Capital Resources."
(6) Includes 369,331 shares of common stock and 553,997 shares of common stock which may be acquired upon exercise of warrants.
(7) Includes 57,252 shares of common stock and 270,000 shares of common stock which may be acquired upon exercise of warrants.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledges, donees, transferees or others who may later hold the selling stockholders' interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys' fees.

      The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

     The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES


      Our authorized capital stock consists of 31,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may designate the rights and preferences of one or more series of preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See "Anti-Takeover Provisions." As of September 30, 2004, we had 19,072,963 shares of common stock issued and outstanding and no shares of preferred stock outstanding.


Common Stock

      Under our Certificate of Incorporation, shares of our common stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, subject to the voting rights of holders of any preferred stock that may be issued, holders of a plurality of our common stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The holders of a majority of the voting power of our issued and outstanding capital stock constitutes a quorum.

      The holders of our common stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our common stock are also entitled to share pro rata in any distribution to stockholders upon the Company's liquidation or dissolution.

None of the shares of our common stock:

      o     have preemptive rights;

      o     are redeemable;

      o     are subject to assessments or further calls;

      o     have conversion rights; or

      o     have sinking fund provisions.

Preferred Stock

      Our Board of Directors may, without further action of our stockholders, issue up to 1,000,000 shares of preferred stock in one or more classes and one or more series and fix the number of shares constituting any such class or series. The Board of Directors may fix the rights and preferences of any such class or series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), maturity dates, redemption prices and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of our company. There are currently no shares of Preferred Stock outstanding.

Anti-Takeover Provisions

      Certain provisions, described below, of our Certificate of Incorporation and By-Laws, and Section 203 of the General Corporation Law of the State of Delaware (discussed below), could have the effect, either alone or in combination with each other, of delaying, deferring or preventing a change in control of our company.

      Our By-Laws provide that special meetings of stockholders may be called only by the our Board of Directors, our Chairman of the Board, our President or the holders of at least 10% of the shares entitled to vote at such a meeting. Moreover, the business permitted to be conducted at any meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting and to matters brought before the meeting by the Board of Directors or the presiding officer of the meeting. Advance notice of stockholder nominations for directors and any other stockholder proposals to be brought before meetings of stockholders is required to be given in writing to our Secretary within the time periods and following the procedures set forth in our By-Laws.

      Our Certificate of Incorporation includes a provision eliminating the liability of its directors to our company or to our stockholders for monetary damages for breaches of fiduciary duty by such directors, to the extent permitted by Delaware law. In addition, the Certificate of Incorporation contains provisions providing for the indemnification of our officers and directors to the maximum extent permitted by Delaware law from expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons by reason of their being officers or directors. Our By-Laws provide that our directors may be removed, with or without cause, only with the vote of the holders of at least 66-2/3% of the shares of our capital stock issued and outstanding and entitled to vote at an election of directors, and provides that any director elected by a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series. These provisions could have the effect of delaying a change in control of our company even if the holders of a majority (but less than 66-2/3%) of our voting securities desire such a change.

      Our By-Laws require a vote of the holders of at least 66-2/3% of the shares our capital stock issued and outstanding and entitled to vote in order to alter, amend or repeal, or make any new By-Laws inconsistent with, Article I (governing certain rights of our stockholders, including the rights to call meetings of stockholders and to make stockholder proposals at meetings) and
Article II (governing the activities of our directors, including the removal of members of the Board). These supermajority voting provisions for changes by stockholders affecting Articles I or II of the By-Laws do not affect the ability of our Board of Directors to amend either of these sections.

Section 203 of Delaware General Corporation Law

      We are subject to Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), which generally prohibits any Delaware corporation that has a class of securities listed on a national securities exchange or more than 2,000 stockholders of record from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either
(i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder owned 85% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he became an interested stockholder or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), voting at an annual or special meeting of the stockholders and not acting by written consent. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. A "business combination" includes mergers, consolidations, stock sales, asset sales and other transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that results in a financial benefit to the interested stockholder.

      This need to acquire consent of our Board of Directors and/or stockholders for Section 203 purposes imposes a substantial burden on a potential acquiror and could therefore act as an anti-takeover device.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company, located at 59 Maiden Lane, Plaza Level, New York, NY 10038. American Stock Transfer & Trust Company's telephone number is (800) 937-5449.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to our Company or our stockholders;

      o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

      o under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

      o for any transaction from which the director derives an improper personal benefit.

      These provisions require us to indemnify our directors and officers unless restricted by Delaware law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Morse, Barnes-Brown & Pendleton, P.C., Waltham, Massachusetts.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      We have filed a registration statement on Form SB-2 under the Securities Act with the SEC covering the common stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

      No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of common stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

                   INDEX TO FINANCIAL STATEMENTS                           Page


Unaudited Consolidated Balance Sheets as of June 30, 2004 and
September 30, 2003                                                          F-2

Unaudited Consolidated  Statements of Operations for the three and
nine months ended June 30, 2004 and 2003                                    F-3

Unaudited Consolidated Statement of Changes in Stockholders' Equity
for the nine months ended June 30, 2004                                     F-4

Unaudited Consolidated Statements of Cash Flows for the nine months
ended June 30, 2004 and 2003                                                F-5

Notes to Unaudited Consolidated Financial Statements for the  nine
months ended June 30, 2004 and 2003                                         F-6

Report of Independent Registered Public Accounting Firm                    F-16

Consolidated Balance Sheets as of September 30, 2003 and 2002              F-17

Consolidated Statements of Operations for the Years Ended September
30, 2003 and 2002                                                          F-18

Consolidated Statements of Changes in Stockholders' Equity for the
Years Ended September  30, 2003 and 2002                                   F-19

Consolidated Statements of Cash Flows for the Years Ended September
30, 2003 and 2002                                                          F-20

Notes to Consolidated Financial Statements for the Years Ended
September 30, 2003 and 2002                                                F-21

                           GreenMan Technologies, Inc.
                      Unaudited Consolidated Balance Sheets

                                                                                           June 30,      September 30,
                                                                                             2004            2003
                                                                                         ------------    ------------
                                        ASSETS
Current assets:
  Cash and cash equivalents ..........................................................   $  3,229,981    $    990,745
  Accounts receivable, trade, less allowance for doubtful accounts
      of $170,177 and $148,031 as of June 30, 2004 and September 30, 2003 ............      3,743,553       3,368,435
  Insurance claim receivable .........................................................             --         634,172
  Note receivable officers ...........................................................             --         179,172
  Product inventory ..................................................................        943,531         112,419
  Other current assets ...............................................................      1,244,451       1,119,872
                                                                                         ------------    ------------
        Total current assets .........................................................      9,161,516       6,404,815
                                                                                         ------------    ------------
Property, plant and equipment, net ...................................................     10,837,314      11,249,706
                                                                                         ------------    ------------
Other assets:
  Deferred loan costs ................................................................        676,514         221,931
  Goodwill, net ......................................................................      3,413,894       3,413,894
  Customer relationship intangibles, net .............................................        225,425         234,875
  Deferred income taxes ..............................................................        270,000         270,000
  Other ..............................................................................        473,846         299,699
                                                                                         ------------    ------------
        Total other assets ...........................................................      5,059,679       4,440,399
                                                                                         ------------    ------------
                                                                                         $ 25,058,509    $ 22,094,920
                                                                                         ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current .............................................................   $  1,773,749    $  3,748,663
  Convertible notes payable, current .................................................      2,709,248              --
  Accounts payable ...................................................................      4,288,636       4,350,643
  Accrued expenses, other ............................................................      1,495,642       1,384,652
  Notes payable related parties, current .............................................             --         520,000
  Obligations under capital leases, current ..........................................        279,729         423,228
                                                                                         ------------    ------------
        Total current liabilities ....................................................     10,547,004      10,427,186
  Notes payable, related parties, non-current portion ................................        723,320         975,000
  Notes payable, non-current portion .................................................      3,283,777       5,726,958
  Convertible notes payable, non-current portion .....................................      2,791,860              --
  Obligations under capital leases, non-current portion ..............................      3,001,427       1,986,828
  Deferred gain on sale leaseback transaction ........................................        428,226              --
                                                                                         ------------    ------------
        Total liabilities ............................................................     20,775,614      19,115,972
                                                                                         ------------    ------------

Stockholders' equity:
  Preferred stock, $1.00 par value, 1,000,000 shares authorized, none outstanding ....             --              --
  Common stock, $.01 par value, 30,000,000 shares authorized, 19,072,963 shares and 16,061,939 shares issued and outstanding at June 30, 2004 and
     September 30, 2003 ..............................................................        190,729         160,619
  Additional paid-in capital .........................................................     31,818,154      28,778,002
  Accumulated deficit ................................................................    (27,725,988)    (25,914,673)
  Notes receivable, common stock .....................................................             --         (45,000)
                                                                                         ------------    ------------
        Total stockholders' equity ...................................................      4,282,895       2,978,948
                                                                                         ------------    ------------
                                                                                         $ 25,058,509    $ 22,094,920
                                                                                         ============    ============

     See accompanying notes to unaudited consolidated financial statements.

                           GreenMan Technologies, Inc.
                 Unaudited Consolidated Statements of Operations

                                                                  Three Months Ended               Nine Months Ended
                                                               June 30,        June 30,        June 30,        June 30,
                                                                 2004            2003            2004            2003
                                                             ------------    ------------    ------------    ------------
Net sales ................................................   $  8,059,103    $  7,159,221    $ 21,770,118    $ 21,271,112
Cost of sales ............................................      6,684,326       6,215,540      18,908,514      18,346,376
                                                             ------------    ------------    ------------    ------------
Gross profit .............................................      1,374,777         943,681       2,861,604       2,924,736
                                                             ------------    ------------    ------------    ------------
Operating expenses:
    Selling, general and administrative ..................      1,120,754       1,297,240       3,356,590       4,128,773
                                                             ------------    ------------    ------------    ------------
Operating profit (loss) ..................................        254,023        (353,559)       (494,986)     (1,204,037)
                                                             ------------    ------------    ------------    ------------
Other income (expense):
    Interest and financing costs .........................       (588,568)       (347,618)     (1,494,476)     (1,052,319)
    Casualty income (loss), net ..........................             --        (151,267)        202,813        (151,267)
    Gain (loss) on disposal of assets, net ...............             --        (112,082)             --        (112,082)
    Other, net ...........................................         (1,279)         (6,317)        (24,666)         13,062
                                                             ------------    ------------    ------------    ------------
        Other income (expense), net ......................       (589,847)       (617,284)     (1,316,329)     (1,302,606)
                                                             ------------    ------------    ------------    ------------
Net loss before income taxes .............................       (335,824)       (970,843)     (1,811,315)     (2,506,643)
Income tax provision .....................................             --              --              --            (550)
                                                             ------------    ------------    ------------    ------------
Net loss .................................................   $   (335,824)   $   (970,843)   $ (1,811,315)   $ (2,507,193)
                                                             ============    ============    ============    ============

Net loss per share - basic and diluted ...................   $      (0.02)   $      (0.06)   $      (0.11)   $      (0.16)
                                                             ============    ============    ============    ============

Weighted average shares outstanding - basic and diluted ..     17,070,728      15,821,764      16,533,288      15,734,269
                                                             ============    ============    ============    ============

See accompanying notes to unaudited consolidated financial statements.

                           GreenMan Technologies, Inc.
       Unaudited Consolidated Statement of Changes in Stockholders' Equity
                         Nine Months Ended June 30, 2004

                                                                                                            Notes
                                                                             Additional                   Receivable
                                                       Common Stock           Paid In       Accumulated    Common
                                                  Shares          Amount      Capital         Deficit       Stock         Total
                                               -----------    ---------    ------------    ------------    --------    -----------
Balance, September 30, 2003 ................    16,061,939    $ 160,619    $ 28,778,002    $(25,914,673)   $(45,000)   $ 2,978,948
Beneficial conversion discount on
  convertible notes payable ................            --           --         218,226              --          --        218,226
Common stock issued upon exercise of
  options and warrants .....................       252,666        2,526         147,909              --          --        150,435
Common stock issued upon conversion of
  notes payable and accrued interest .......     1,093,612       10,936         926,128              --          --        937,064
Repayment of notes receivable, common
  stock and accrued interest ...............       (36,717)        (367)        (43,881)             --      45,000            752
Common stock issued in connection with
  lease buyout .............................        50,000          500          43,500              --          --         44,000
Sale of common stock and warrants ..........     1,594,211       15,942       1,525,111              --          --      1,541,053
Common stock and warrants issued for
  investment banking services rendered .....        57,252          573         103,267              --          --        103,840
Warrants issued with convertible debt ......            --           --         119,892              --          --        119,892
Net loss for the nine months ended
  June 30, 2004 ............................            --           --              --      (1,811,315)         --     (1,811,315)
                                               -----------    ---------    ------------    ------------    --------    -----------
Balance, June 30, 2004 .....................    19,072,963    $ 190,729    $ 31,818,154    $(27,725,988)   $     --    $ 4,282,895
                                               ===========    =========    ============    ============    ========    ===========

     See accompanying notes to unaudited consolidated financial statements.

                           GreenMan Technologies, Inc.
                 Unaudited Consolidated Statements of Cash Flow

                                                                                                  Nine Months Ended
                                                                                                       June 30,
                                                                                                 2004           2003
                                                                                             -----------    -----------
Cash flows from operating activities:
    Net loss .............................................................................   $(1,811,315)   $(2,507,193)
    Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation .........................................................................     1,650,479      1,632,953
    Loss on disposal of property, plant and equipment ....................................         6,719        148,484
    Casualty loss ........................................................................            --         75,267
    Amortization .........................................................................       365,980         83,543
    Decrease (increase) in assets:
        Accounts receivable ..............................................................      (375,118)       797,145
        Insurance claim receivable .......................................................       634,172             --
        Product inventory ................................................................      (831,112)      (314,658)
        Other current assets .............................................................      (124,579)       142,803
    (Decrease) increase in liabilities:
        Accounts payable .................................................................       (37,987)     1,068,861
        Accrued expenses .................................................................       327,008        410,772
                                                                                             -----------    -----------
            Net cash (used for) provided by operating activities .........................      (195,753)     1,537,977
                                                                                             -----------    -----------
Cash flows from investing activities:
    Purchase of property and equipment ...................................................      (807,469)    (2,411,663)
    Proceeds of sale of property and equipment ...........................................     1,444,580        250,000
    Repayment of notes receivable ........................................................            --        200,000
    (Increase) decrease in notes receivable, officers ....................................        (7,848)        (5,144)
    Decrease (increase) in other assets ..................................................      (174,147)      (219,460)
                                                                                             -----------    -----------
            Net cash provided by (used for) investing activities .........................       455,116     (2,186,267)
                                                                                             -----------    -----------
Cash flows from financing activities:
    Decrease (increase) in deferred financing costs ......................................      (557,017)       (31,139)
    Net advances under line of credit ....................................................     1,298,131        341,988
    Repayment of notes payable ...........................................................    (4,213,803)    (1,186,480)
    Proceeds from notes payable ..........................................................     3,998,686      1,724,967
    Proceeds from notes payable, related parties .........................................       575,000             --
    Proceeds from convertible notes payable ..............................................       375,000             --
    Principal payments on obligations under capital leases ...............................      (337,177)      (291,327)
    Cash received upon exercise of stock options .........................................         7,800         46,598
    Net proceeds on sale of common stock .................................................       833,253        180,000
                                                                                             -----------    -----------
            Net cash provided by financing activities ....................................     1,979,873        784,607
                                                                                             -----------    -----------
Net increase (decrease) in cash ..........................................................     2,239,236        136,317
Cash and cash equivalents at beginning of period .........................................       990,745        780,497
                                                                                             -----------    -----------
Cash and cash equivalents at end of period ...............................................     3,229,981    $   916,814
                                                                                             ===========    ===========

Supplemental cash flow information:
  Machinery and equipment acquired under capital leases ..................................   $ 1,400,000    $   279,300
  Common stock issued upon exercise of convertible notes payable and accrued interest ....       937,064             --
  Common stock issued upon conversion of notes payable and accrued interest ..............       707,800             --
  Common stock issued upon exercise of stock options applied to notes payable ............       142,635             --
  Common stock issued in connection with lease buyout ....................................        44,000             --
  Notes receivable, officer applied against notes payable, related party and accrued .....       187,000             --
  Common stock received in payoff of notes receivable, officer ...........................        44,249             --
  Deferred gain on sale lease back transaction ...........................................       437,337             --
  Interest paid ..........................................................................     1,725,063        997,003
  Taxes paid .............................................................................            --            550

      See accompanying notes to unaudited consolidated financial statements

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

1. Business

      GreenMan Technologies, Inc. (together with its subsidiaries, "we", "us" or "our") was originally founded in 1992 and has been operated as a Delaware corporation since 1995. Today, we comprise six operating locations that collect, process and market scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin and operate under exclusive agreements to supply whole tires used as alternative fuel to cement kilns located in Florida, Georgia, Illinois, Missouri, Tennessee and Texas.

2. Basis of Presentation

      The consolidated financial statements include the accounts of GreenMan Technologies, Inc. and our wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The financial statements are unaudited and should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 2003 included in our Annual Report on Form 10-KSB. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations, although we believe the disclosures which have been made are adequate to make the information presented not misleading. The results of operations for the periods reported are not necessarily indicative of those that may be expected for a full year. In our opinion, all adjustments which are necessary for a fair statement of operating results for the interim periods presented have been made.

3. Net Loss Per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by us relate to outstanding stock options and warrants (determined using the treasury stock method) and convertible debt. Basic and diluted net loss per share are the same for the three and nine months ended June 30, 2004 and 2003, since the effect of the inclusion of all outstanding options, warrants and convertible debt would be anti-dilutive.

4. Insurance Claim Receivable

      On March 31, 2003, a portion of our Georgia facility and several pieces of waste wire processing equipment were damaged by a fire.

      In December 2003, we reached a settlement agreement with our insurance carrier amounting to $1,029,885 of which $821,172 was applicable to losses incurred during fiscal 2003. The settlement amount, net of direct costs incurred, resulted in net casualty income of $431,594 during the fiscal year ended September 30, 2003 and $112,082 during the quarter ended December 31, 2003, which is classified as other income in the accompanying statement of operations. In December 2003 all remaining amounts associated with this settlement were received.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

5. Notes Receivable, Officers

      In January 1998 we advanced $104,000 to an officer under an 8.5% secured promissory note with both principal and interest due January 2001. This note was amended on September 30, 2000 to extend the maturity until April 15, 2002 (subsequently extended to April 15, 2004) and increase the interest rate to 9.5%. On April 30, 2004 the remaining balance of $163,000, including interest, was applied to offset obligations under our $400,000 September 30, 2003 note payable due to the officer. (See Note 10).

      In January 1999, we advanced two officers $55,000, in aggregate, under 8.5% secured promissory notes with both principal and interest due January 2002 (subsequently extended to January 2004). The proceeds were used to participate in a private placement of our common stock and the loans are secured by 191,637 shares of common stock owned by the two officers. In June 2002, the two officers repaid $5,000 each toward their respective then outstanding balances. On March 31, 2004, one officer repaid his then outstanding balance of $24,000 in full settlement of all amounts due under his note. On May 11, 2004 the other officer sold 36,717 shares of common stock valued at $44,248 back to us in full settlement of all amounts due under his note. We subsequently cancelled these shares, which reduced our total shares issued and outstanding.

6. Annual Assessment of Goodwill

      We have elected to perform the required annual impairment test of our goodwill on the last day of our fiscal third quarter. As of June 30, 2004, we have concluded that goodwill is not impaired.

7. Management's Plans For Raising Additional Capital

      As of June 30, 2004, we have incurred cumulative losses of $27,725,988, and have a working capital deficiency of $1,385,488 at June 30, 2004. Our liquidity had been significantly and adversely affected since our primary source of working capital financing and long term debt, Southern Pacific Bank and its wholly owned subsidiary Coast Business Credit, were closed by the Commissioner of Financial Institutions of the State of California in February 2003. In particular, we have had to significantly slow down or delay the implementation of several growth initiatives, including establishing a new high volume tire processing facility in Tennessee, shredding and screening upgrades in Georgia and Minnesota, and the installation of our waste wire processing equipment in Minnesota. These conditions have caused us to incur both significant expenses in the short-term and have limitations on our ability to grow in the longer-term.

      We understand that our continued existence is dependent on our ability to achieve profitable status on a sustainable basis. During the past twelve months, we have invested over $3 million in new equipment to increase processing capacity at our Iowa, Minnesota, Georgia and Tennessee locations, and have reconfigured our Wisconsin location to substantially reduce operating costs and enhance our return on assets.

      In addition, we have implemented and/or are in the process of implementing the following actions:

A. Refinancing of Our Credit Facility

      On June 30, 2004, we entered into a three-year, $9 million credit facility with Laurus Master Fund, Ltd., consisting of a $5 million convertible, revolving working capital line of credit and a $4 million convertible term loan. (See Note
9).

B. Private Placement of Investment Units

      In December 2003, we commenced a private offering of investment units to accredited investors through an investment bank in an effort to raise up to $3,000,000. Our agreement with the investment bank expired on March 10, 2004, and we did not receive any proceeds from the private placement of these units. As a result, we wrote off approximately $130,000 of related deferred financing costs during the quarter ended March 31, 2004.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

7. Management's Plans For Raising Additional Capital - (Continued)

      On April 9, 2004, we commenced a private offering of investment units. Each unit consists of one share of our common stock and a warrant to purchase
0.5 shares of our common stock. As of June 30, 2004, when the offering was terminated, we had sold 1,594,211 units (1,594,211 shares of our common stock and warrants to purchase 797,105 additional shares of our common stock at prices ranging from $1.56 to $2.06 per share) to investors, including our directors and existing shareholders, for gross proceeds of $1,547,000. (See Note 11).

C. Related Party Notes Payable

      See the discussion of certain notes payable to related parties at Note 10 "Notes Payable - Related Parties".

D. Convertible Note Payable

      In December 2003, we entered into a note purchase agreement (the "Note Agreement") with an accredited investor (the "Holder") and, pursuant thereto, we issued a convertible note payable (the "Note") in the aggregate principal amount of $375,000 and bearing interest at 10%, due December 22, 2004. The Note was convertible at the option of the Holder at any time prior to maturity but the Note shall automatically, and without action on the part of Holder, be converted upon the closing of the offering of investment units described above into investment units at a price equal to $1.07 per unit with each unit consisting of one share of unregistered common stock and a warrant to purchase 1.5 shares of common stock at an exercise price of $1.07 per share, exercisable six months after issuance for a period of five years from date of issuance.

      The terms of the Note Agreement reflected a beneficial conversion feature amounting to $154,226 calculated at the date of issue of the Note as the difference between the fair value of the common stock to be received upon conversion and the proceeds of the Note to be allocated to the common stock conversion option. The beneficial conversion feature was recorded as a debt issuance discount and a corresponding credit to paid-in capital, and was being amortized to interest expense over the term of the Note, or upon conversion. The note and accrued interest of $11,854 was converted on June 24, 2004 into 369,331 shares of common stock and we issued warrants to purchase 553,997 shares of our common stock and the remaining unamortized beneficial conversion discount of approximately $77,000 was charged to interest expense.

      Amortization expense for the three and nine months ended June 30, 2004 was $115,670 and $154,226, respectively.

E. Sale and Leaseback of Real Estate

      During March 2004, our Minnesota subsidiary sold all of its land and buildings to an entity co-owned by an officer for $1,400,000, realizing a gain of $437,337 which has been recorded as unearned income and classified as a non current liability in the accompanying financial statements. Simultaneous with the sale, we entered into an agreement to lease property back for a term of 12 years at an annual rent of $195,000, increasing to $227,460 over the term of the lease. The gain will be recognized as income ratably over the term of the lease. The lease has been classified as a capital lease, and provides for two additional 4-year extensions. We used $875,000 of the proceeds to repay an existing obligation to Bremer Business Finance.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

8. Property, Plant and Equipment

      Property, plant and equipment consists of the following:

                                                              June 30,         September 30,        Estimated
                                                               2004                2003            Useful Lives
                                                           ------------        ------------        ------------
  Land ........................................            $    167,981        $    504,346
  Buildings ...................................               3,460,827           2,704,693        10-20 years
  Machinery and equipment .....................               9,747,215           9,526,045         5-10 years
  Furniture and fixtures ......................                 269,307             284,484          3-5 years
  Motor vehicles ..............................               6,056,277           5,904,050         3-10 years
                                                           ------------        -----------
                                                             19,701,607         18,923,618
    Less accumulated depreciation
      and amortization                                       (8,864,293)         (7,673,912)
                                                           ------------        -----------
    Property, plant and equipment, net                     $ 10,837,314        $ 11,249,706
                                                           ============        ===========

      In April 2004, our Wisconsin subsidiary reached an agreement with the lessor of certain processing equipment to buy-out the remaining term of the lease. The lessor agreed to accept several pieces of idle equipment, 50,000 unregistered shares of our common stock (valued at $44,000), and cash, valued in the aggregate at approximately $180,000, in full settlement of our capital lease obligation with a carrying value of approximately $192,000 at March 31, 2004. We recognized a gain of approximately $12,000 in connection with this transaction during the quarter ended June 30, 2004.

9. Notes Payable/Credit Facilities

      On May 14, 1999, we issued a $1,100,000 sixty-month note payable to Cryopolymers Leasing, Inc., bearing interest at 7.75% with monthly payments of $7,553 and a balloon payment due June 2004. The note was personally guaranteed by three of our officers and was paid in full on June 30, 2004 with proceeds from the Laurus Credit Facility.

      On May 6, 2002, Republic Services converted $750,000 of the principal amount of the February 14, 2002 promissory note into 300,000 unregistered shares of our common stock valued at $750,000. We issued Republic Services a promissory note for the remaining balance on the February 14, 2002 promissory note in the principal amount of $743,750 bearing interest at 10% and due in March 2007. As of June 30, 2004, 13 payments totaling $114,818 were past due in connection with this note. We received a waiver of default from Republic Services through June 30, 2004 at which time the outstanding principal amounted to $703,125 and as of July 26, 2004, all past due payments have been made and the promissory note is current.

First American Credit Facility

      On April 4, 2002, our Iowa subsidiary executed a five-year, $1,185,000 secured term note and a one year $300,000 working capital line of credit (secured with all Iowa assets) with First American Bank ("First American"). The proceeds of this term note were used in connection with the acquisition of UT Tire Recyclers, Inc in April 2002.

      On February 13, 2003, our Iowa subsidiary amended its existing term debt with First American under the terms of a five-year, $1,760,857 secured term note. The note is payable in sixty monthly installments of $34,660 and is secured with all Iowa assets. They also renewed their working capital line of credit which was increased to $500,000. The line of credit has been subsequently extended to January 20, 2005 and First American temporarily increased the maximum availability under the line of credit to $650,000 through September 30, 2004. The term note bears interest at 7.5% and the line of credit bears interest at the prime rate plus 1%.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

9. Notes Payable/Credit Facilities - (Continued)

Coast Business Credit/WAMCO Credit Facility

      On January 31, 2001 our Minnesota and Georgia subsidiaries, collectively secured a $7 million five-year, asset-based credit facility (the "Credit Facility") from Coast Business Credit ("Coast"), the proceeds of which were used principally for the purpose of refinancing their existing credit facility.

      On February 7, 2003, Southern Pacific Bank ("SPB") and its wholly owned subsidiary Coast were closed by the Commissioner of Financial Institutions of the State of California. The Federal Deposit Insurance Company ("FDIC") was appointed receiver of SPB and its subsidiaries.

      On May 16, 2003, we were notified by the FDIC that Waco Asset Management Co.31, Ltd., ("WAMCO"), an affiliate of First City Financial Company, had purchased a pool of loans from the FDIC that included our Credit Facility. We were notified that WAMCO would continue to honor the original terms of the Credit Facility. On June 30, 2004, all amounts due WAMCO were paid in full with proceeds from the Laurus Credit Facility and the unamortized deferred financing charges of $122,927 were charged to interest expense.

Laurus Credit Facility

      On June 30, 2004, we entered into a $9 million credit facility with Laurus Master Fund, Ltd., ("Laurus") consisting of a $5 million convertible, revolving working capital line of credit (the "Line of Credit") and a $4 million convertible term note (the "Note"). At closing, we borrowed $4 million under the term loan and $2 million under the line of credit, and used approximately $1,860,000 of the proceeds to repay the outstanding indebtedness under our existing credit facility with WAMCO and approximately $1,070,000 to repay in full the indebtedness due Cryopolymers Leasing. Additional proceeds of the financing were used to increase working capital and to pay certain costs and fees associated with this transaction including a $425,000 placement fee paid to our investment bank.

      The Line of Credit has a three-year term. Borrowings bear interest at the prime rate published in The Wall Street Journal from time to time plus 1.0% (5.0% at June 30, 2004), and are convertible into shares of our common stock at the option of Laurus. Except for downward adjustments provided in the credit facility terms described below, the interest rate shall not be below 5%. Subject to certain limitations, Laurus will have the right, but not the obligation, to convert the first $1 million of borrowings under the line of credit into our common stock at a price of $1.31 (a 10% premium over the 22-day trailing average closing price of our common stock on the American Stock Exchange on June 30,
2004). The conversion price for each subsequent $1 million of borrowings will be adjusted upward so that the conversion price will always reflect a 10% premium over the 22-day trailing average closing price computed on each $1 million traunch. The amount we may borrow at any time under the line of credit is limited to 90% of eligible accounts receivable (90 days or less) and 50% of eligible finished goods inventory, subject to certain limitations. The Line of Credit requires us to maintain a minimum borrowing of $1,000,000.

      In connection with the Line of Credit, we issued Laurus a warrant to purchase up to 990,000 shares of our common stock at prices ranging from $1.63 to $2.29. The warrant, valued at $82,731, is immediately exercisable, has a term of ten years and allows for cashless exercise at the option of Laurus, and does not contain any "put" provisions.

      Net proceeds received from advances made under the line at closing were allocated to the Line of Credit and the warrant based on their relative fair values resulting in a discount on the Line of Credit amounting to $186,700 which will be amortized to interest expense over the three-year term of the borrowing or immediately upon conversion.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

9. Notes Payable/Credit Facility - (Continued)

      The Term Note also has a three-year term and bears interest at the prime rate published in The Wall Street Journal from time to time plus 1.0% (5.0% at June 30, 2004), with interest payable monthly. Except for downward adjustments provided in the credit facility terms described below, the interest rate shall not be below 5%. Principal will be amortized over the term of the loan, commencing on November 1, 2004, with minimum monthly principal payments of $125,000. Laurus has the option to convert some or all of the principal and interest payments into common stock at a fixed conversion price of $1.25 reflecting a 5% premium over the 22-day trailing average closing price of our common stock on the American Stock Exchange on June 30, 2004. ("Fixed Conversion Price"). Subject to certain limitations, regular payments of principal and interest will be automatically payable in common stock if the 5-day average closing price of the common stock immediately preceding a payment date is greater than or equal to 110% of the Fixed Conversion Price.

      In connection with the Term Note, we issued Laurus a warrant to purchase up to 390,000 shares of our common stock at prices ranging from $1.56 to $2.18. The warrant, valued at $37,161, is immediately exercisable, has a term of ten years and allows for cashless exercise at the option of Laurus, and does not contain any "put" provisions.

      Net proceeds received from issuance of the Term Note amounted to $3,788,950 and were allocated to the Term Note and the warrant based on their relative fair values. The note contained a beneficial conversion feature of $64,000 at issuance based on the intrinsic value of the shares into which the note is convertible, and a debt issue discount amounting to $248,200. The beneficial conversion discount was recorded as paid-in-captial and will be amortized to interest expense along with the debt discount over the three-year term of the note or ratably upon any partial conversion.

      We will be required to pay a premium of 2% of the amount of each principal payment made in cash under the line of credit and/or the term note. In addition, we will be required to pay a penalty of 20% of the then-outstanding balance of the term note if we prepay that note.

      The interest rate under each of the notes is subject to downward adjustment on a monthly basis (but not to less than 0%). The downward adjustment will be in the amount of 200 basis points (2.0%) for each incremental 25% increase in the average closing price of our common stock over the then applicable conversion price of the note for the five-day period preceding such monthly determination date if we have at that time registered for resale all of the shares of our common stock underlying the notes and warrants we are issuing to Laurus in this transaction, or 100 basis points (1.0%) for each incremental 25% increase in the average closing price of our common stock over the then applicable conversion price of the note for the five-day period preceding such monthly determination date if we have not at that time registered for resale all of such shares.

      The credit facility is secured by a first-priority security interest in substantially all of our assets, including the capital stock of our active subsidiaries. Our active subsidiaries have guaranteed our obligations to Laurus and have granted Laurus a security interest in their assets to secure this guarantee.

      We incurred investment banking costs amounting to $559,000, including $455,000 in cash and $103,840 in the form of 57,252 shares of our unregistered common stock valued at $75,000 and warrants to purchase up to 270,000 shares of our common stock valued at $28,840. The warrants are immediately exercisable, have a term of five years and have exercise prices ranging from $1.64 to $2.29.

      Total debt issuance costs incurred in connection with securing the Laurus Credit Facility amounted to approximately $661,000 of deferred financing costs which will be amortized to interest expense over the three year term. Additionally, a management fee amounting to $315,000 was paid to Laurus from the closing proceeds, and was recorded as a debt discount to be amortized to interest expense over the three year term.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

9. Notes Payable/Credit Facility - (Continued)

      We have agreed to register for resale under the Securities Act of 1933 the shares of common stock issuable to Laurus upon conversion of borrowings under the credit facility and upon exercise of the warrants. Pursuant to this agreement, we filed a registration statement on Form SB-2 with the Securities and Exchange Commission on July 30, 2004. This statement has not yet become effective.

      The amount of our common stock Laurus may hold at any given time is limited to no more than 4.99% of our outstanding capital stock and no more than 25% of our aggregate daily trading volume determined over the five-day period prior to the date of determination. These limitations may be waived by Laurus on 90 days' prior notice, or without notice if we are in default.

      The conversion price applicable to each of the notes and the exercise price of each of the warrants is subject to downward adjustment if we issue shares of our common stock (or common stock equivalents) at a price per share less than the applicable conversion or exercise price. There are exceptions for issuances of stock and options to our employees and for certain other ordinary course stock issuances.

      Subject to applicable cure periods, amounts borrowed from Laurus are subject to acceleration upon certain events of default, including: (i) any failure to pay when due any amount we owe to Laurus; (ii) any material breach by us of any other covenant made to Laurus; (iii) any misrepresentation made by us to Laurus in the documents governing the credit facility; (iv) the institution of certain bankruptcy and insolvency proceedings by or against us; (v) the entry of certain monetary judgments against us that are not paid or vacated for a period of 30 business days; (vi) suspensions of trading of our common stock;
(vii) any failure to deliver shares of common stock upon conversions under the credit facility; (viii) certain defaults under agreements related to any of our other indebtedness; and (ix) changes of control of our company. Substantial fees and penalties are payable to Laurus in the event of default.

10. Notes Payable - Related Party

Convertible Notes Payable - Related Party

      One of our directors was owed $300,000 under the terms of an October 1999 private offering of 10% convertible notes and warrants and $75,000 under the terms of a February 2000 offering of 11% convertible notes and warrants. The convertible notes originally matured twelve months after issuance and were payable in cash or unregistered shares of our common stock at a conversion price of $1.00 per share. In September 2000 and June 2001, the director agreed to extend the maturity date of each note for an additional twelve months from their original maturity. In return for the June 2001 extension, we agreed to reduce the conversion price to $.75 per share. In September 2002, the director again agreed to extend the maturity of each note for an additional twenty-four months from their extended maturity dates which range from October 2004 to February 2005.

      On February 16, 2004, the director converted both notes, including $375,000 of principal and $168,210 of accrued interest into 724,281 shares of our unregistered common stock pursuant to the amended terms noted above.

Notes Payable - Related Party

      During the period from June to August 2003, two immediate family members of an officer loaned us $400,000 in aggregate, under the terms of two year, unsecured notes payable which bear interest at 12% per annum with interest due quarterly and the principal due upon maturity through August 2005. In March 2004, these same individuals loaned us an additional $200,000 in aggregate, under similar terms with the principal due upon maturity March 2006. These individuals each agreed to invest the entire $100,000 principal balance of their June 2003 notes ($200,000 in aggregate) into the April 2004 private placement of Units and each received 113,636 Units in these transactions. At June 30, 2004, the remaining balance due on these advances amounted to $400,000.

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

10. Notes Payable - Related Party - (Continued)

      In September 2003, an officer loaned us $400,000 under the terms of a September 30, 2003 unsecured promissory note which bears interest at 12% per annum with interest due quarterly and the principal originally due March 31, 2004 (subsequently extended to September 30, 2004). In connection with the April 15, 2004 maturity of a note receivable from this officer, we offset approximately $163,000 of amounts due from him against this note payable (See
Note 5). During the quarter ended June 30, 2004, the same officer applied approximately $114,000 of amounts due him to exercise options to purchase 144,000 shares of our common stock. At June 30, 2004, the remaining balance due the officer was approximately $123,000.

      In October 2003, one of our officers loaned us $75,000 under the terms of an October 22, 2003 unsecured promissory note payable which bears interest at 12% per annum with interest due quarterly and the principal due June 30, 2004. During January and February 2004, the same officer advanced us an additional $250,000 under substantially similar notes that are also due in June 2004. This officer agreed to invest all unpaid principal and interest under these advances amounting to approximately $350,000 into the April 2004 private placement of units and received 339,806 units in this transaction.

11. Common Stock Offering

      On April 9, 2004, we commenced a private offering of investment units to accredited investors. Each unit consists of one share of our common stock and a warrant to purchase 0.5 shares of our common stock. The purchase price of the units equaled 80% of the average closing bid price of our common stock during the ten days preceding the date each investor's subscription for units became a binding commitment. The warrants are exercisable at any time between the ninth month and the third year after the date of issuance at an exercise price equal to 150% of the closing bid price of our common stock on the day preceding such date. In addition, in accordance with American Stock Exchange rules, units purchased by officers, directors or affiliates were made at 100% of the closing bid price of our common stock on the day preceding the date such investor's subscription for units became a binding commitment.

      As of June 30, 2004, when the offering was concluded, we had sold 1,594,211 units (1,594,211 shares of our common stock and warrants to purchase 797,105 additional shares of our common stock at prices ranging from $1.56 to $2.06 per share) to investors, including our directors and existing shareholders, for gross proceeds of $1,547,800. We used the net proceeds of this offering to re-establish our Georgia waste wire processing capacity and for general working capital purposes during the seasonally slower portion of our fiscal year

12. Stock Options

      We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock options issued to our employees and directors. Had the compensation cost for the stock options issued to our employees and directors been determined based on the fair value at the grant dates consistent with Statement of Financial Accounting Standards No. 123, the net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

                                                              Three Months Ended              Nine Months Ended
                                                            June 30,        June 30,       June 30,        June 30,
                                                             2004            2003           2004            2003
Net loss as reported ...................................    $(335,824)    $(970,483)    $(1,811,315)    $(2,507,193)
Less: Total stock-based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects ..........      (22,066)       (4,014)        (61,757)        (15,932)
                                                            ---------     ---------     -----------     -----------
Pro forma net loss .....................................    $(357,890)    $(974,497)    $(1,873,072)    $(2,523,125)
                                                            =========     =========     ===========     ===========

Earnings per share:
    Basic - as reported ................................    $   (0.02)    $   (0.06)    $     (0.11)    $     (0.16)
                                                            =========     =========     ===========     ===========
    Basic - pro forma ..................................    $   (0.02)    $   (0.06)    $     (0.11)    $     (0.16)
                                                            =========     =========     ===========     ===========

                           GreenMan Technologies, Inc.
              Notes To Unaudited Consolidated Financial Statements
                                  June 30, 2004

12. Stock Options - (Continued)

      Our 1993 Stock Option Plan was established to provide options to purchase shares of common stock to employees, officers, directors and terminated on June 10, 2004. As of June 30, 2004, there were approximately 1,670,000 options granted and outstanding under the 1993 Stock Option Plan of which approximately 1,430,000 options were exercisable at prices ranging from $0.38 to $1.80.

      In April 2004, our Board of Directors adopted, subject to shareholder approval, a 2004 Stock Option Plan under similar terms and conditions as the 1993 Stock Option Plan, and have reserved 2 million shares of common stock for future issuance under the Plan. As of June 30, 2004, there were 358,000 options granted and outstanding under the 2004 Stock Option Plan. No such options are currently exercisable and no such options will become exercisable unless the adoption of this plan is ratified by our stockholders.

Other Options and Warrants

      During January 2004, several individuals exercised 117,852 warrants using a net exercise feature, and were issued 29,128 shares of our unregistered common stock.

      During the months of February and June 2004, several officers and directors exercised 223,538 options, in aggregate to purchase unregistered shares of our common stock at prices ranging from $.38 to $.94 per share for gross proceeds of $150,435.

13. Income Taxes

      Previously, we had recorded a full valuation allowance on the net operating loss carry forwards and other components of the deferred tax assets based on our expected ability to realize the benefit of those assets. In the year ending September 30, 2002, we reduced the valuation allowance by $270,000 based on our net income before taxes in the year then ending as well as expected net income before income taxes for the next fiscal year.

      During the past twelve months we have implemented several initiatives which will allow us to increase our overall revenue with no further capital investment. We are currently selling product into several new, higher-value markets. In response to growing crumb rubber demand, we have doubled the crumb rubber processing capacity at our California facility. The implementation of our waste wire processing equipment in Iowa and Minnesota during fiscal 2003 has reduced our residual disposal costs and provided for increased revenue through the sale of the steel by-product and premium prices paid for crumb rubber feedstock. In addition, on-going efforts to reduce selling, general and administrative costs have resulted in an almost $800,000 reduction in these costs during the nine months ended June 30, 2004.

      As noted previously, on June 30, 2004, we completed a $9 million financing with Laurus and have earmarked over $1 million for full implementation of our new high-volume tire processing facility in Tennessee. We anticipate the facility to be operational during the second quarter of fiscal 2005 thus eliminating over $80,000 per month of excess transportation costs necessitated by transporting tires to our Georgia location for processing. In addition, our Georgia waste wire processing equipment which was damaged by a fire in March 2003 is scheduled to be on-line in October 2004. Based on historical results and current Iowa and Minnesota performance of similar equipment, we anticipate our performance will be enhanced by almost $300,000 per quarter in the form of new product revenue and reduced disposal expenses in Georgia.

      In light of the nature and character of losses sustained during the prior eighteen months and the performance enhancing initiatives described above, we have evaluated the realizability of the deferred tax asset and concluded that based on projected net income in future years, it is more likely than not, this deferred asset will be realized through utilization of net operating loss carryforwards in the future. The remaining net operating loss carry forwards and other components of the net deferred tax asset continue to have a full valuation allowance. We will evaluate the realizability of these deferred tax assets each quarter.

14. Subsequent Event

      On July 1, 2004, we acquired certain assets of American Tire Disposal, Inc. ("ATD") a southern California based company in the business of collecting and marketing scrap tires for approximately $117,000 in assumed liabilities and forgiveness of trade payables due to us. We will consolidate ATD's business into our existing California operations.

      On July 14, 2004, we were notified that our Director's and Officer's liability insurance policy would not be renewed by our current carrier upon expiration on October 1, 2004. In September, 2004, however, we received a commitment to renew our Directors' and Officers' Liability Insurance policy through October 1, 2005 without any gap in coverage.

             Report of Independent Registered Public Accounting Firm



The Board of Directors and Stockholders
  GreenMan Technologies, Inc.
  Lynnfield, Massachusetts


      We have audited the accompanying consolidated balance sheets of GreenMan Technologies, Inc. and subsidiaries as of September 30, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GreenMan Technologies, Inc. and subsidiaries as of September 30, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the 2003 financial statements, the Company has suffered a substantial loss from operations in the current year and has a working capital deficiency of $4,022,371. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The 2003 financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                   /S/ WOLF & COMPANY, P.C.
                                                   ------------------------
                                                       WOLF & COMPANY, P.C


Boston, Massachusetts
December 17, 2003

                           GreenMan Technologies, Inc.
                           Consolidated Balance Sheets

                                                                                                September 30,
                                                                                             2003            2002
                                                                                         ------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents ..........................................................   $    990,745    $    780,497
  Accounts receivable, trade, less allowance for doubtful accounts of $148,031 and
     $196,920 as of September 30, 2003 and 2002 ......................................      3,368,435       4,072,535
  Insurance claim receivable .........................................................        634,172              --
  Equipment held for sale ............................................................             --         213,333
  Note receivable officers ...........................................................        179,172              --
  Product inventory ..................................................................        112,419         133,530
  Other current assets ...............................................................      1,119,872       1,151,923
                                                                                         ------------    ------------
        Total current assets .........................................................      6,404,815       6,351,818
                                                                                         ------------    ------------
Property, plant and equipment, net ...................................................     11,249,706      10,845,337
                                                                                         ------------    ------------
Other assets:
  Deferred loan costs ................................................................        221,931         313,603
  Goodwill, net ......................................................................      3,413,894       3,413,894
  Customer relationship intangibles, net .............................................        234,875         247,475
  Note receivable ....................................................................             --         200,000
  Note receivable officers ...........................................................             --         165,884
  Deferred tax asset .................................................................        270,000         270,000
  Other ..............................................................................        299,699         145,233
                                                                                         ------------    ------------
        Total other assets ...........................................................      4,440,399       4,756,089
                                                                                         ------------    ------------
                                                                                         $ 22,094,920    $ 21,953,244
                                                                                         ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current .............................................................   $  3,748,663    $  2,743,187
  Accounts payable ...................................................................      4,350,643       2,576,647
  Accrued expenses, other ............................................................      1,384,652       1,184,261
  Notes payable related parties, current .............................................        520,000              --
  Obligations under capital leases, current ..........................................        423,228         345,090
                                                                                         ------------    ------------
        Total current liabilities ....................................................     10,427,186       6,849,185
  Notes payable, related parties, non-current portion ................................        975,000         575,000
  Notes payable, non-current portion .................................................      5,726,958       6,789,932
  Obligations under capital leases, non-current portion ..............................      1,986,828       2,176,000
                                                                                         ------------    ------------
        Total liabilities ............................................................     19,115,972      16,390,117
                                                                                         ------------    ------------

Stockholders' equity:
  Preferred stock, $1.00 par value, 1,000,000 shares authorized, none outstanding ....             --              --
  Common stock, $.01 par value, 30,000,000 shares authorized at September 30, 2003 and 20,000,000 shares authorized at September 30, 2002: 16,061,939 and
     15,654,665 shares issued and outstanding at September 30, 2003 and 2002 .........        160,619         156,547
  Additional paid-in capital .........................................................     28,778,002      28,473,710
  Accumulated deficit ................................................................    (25,914,673)    (23,022,130)
  Notes receivable, common stock .....................................................        (45,000)        (45,000)
                                                                                         ------------    ------------
        Total stockholders' equity ...................................................      2,978,948       5,563,127
                                                                                         ------------    ------------
                                                                                         $ 22,094,920    $ 21,953,244
                                                                                         ============    ============


          See accompanying notes to consolidated financial statements.

                           GreenMan Technologies, Inc.
                      Consolidated Statements of Operations

                                                     Years Ended September 30,
                                                       2003            2002
                                                   ------------    ------------

Net sales ......................................   $ 29,679,992    $ 27,451,633
Cost of sales ..................................     25,702,011      21,197,009
                                                   ------------    ------------
Gross profit ...................................      3,977,981       6,254,624
Operating expenses:
    Selling, general and administrative ........      5,434,270       4,398,146
    Impairment loss ............................        261,278              --
                                                   ------------    ------------
                                                      5,695,548       4,398,146
Operating income (loss) ........................     (1,717,567)      1,856,478
                                                   ------------    ------------
Other income (expense):
    Interest and financing costs, net ..........     (1,386,084)     (1,231,248)
    Casualty income, net .......................        431,594              --
    Other, net .................................       (130,456)         10,468
    Loss on disposal of assets, net ............        (89,480)             --
    Forgiveness of indebtedness ................             --         177,929
                                                   ------------    ------------
        Other (expense), net ...................     (1,174,426)     (1,042,851)
                                                   ------------    ------------
Net income (loss) before income taxes ..........     (2,891,993)        813,627
Benefit (provision) for income taxes ...........           (550)        204,400
                                                   ------------    ------------
Net income (loss) ..............................   $ (2,892,543)   $  1,018,027
                                                   ============    ============

Net income (loss) per share - basic ............   $      (0.18)   $       0.07
                                                   ============    ============
Net income (loss) per share - diluted ..........   $      (0.18)   $       0.06
                                                   ============    ============

Weighted average shares outstanding - basic ....     15,794,634      14,586,538
                                                   ============    ============
Weighted average shares outstanding - diluted ..     15,794,634      16,624,109
                                                   ============    ============


          See accompanying notes to consolidated financial statements.

                           GreenMan Technologies, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                     Years Ended September 30, 2003 and 2002

                                                                                                               Notes
                                                                                 Additional                  Receivable
                                    Preferred Stock           Common Stock        Paid In      Accumulated    Common
                                 Shares        Amount      Share      Amount      Capital        Deficit       Stock       Total
                                ----------------------   --------------------   -----------   -------------  ---------  -----------
Balance, September 30, 2001 ..   320,000   $ 3,200,000   13,648,231  $136,482   $23,659,072   $(24,040,157)  $(55,000)  $ 2,900,397
Repurchase of preferred
  stock ......................  (320,000)   (3,200,000)     100,000     1,000     1,699,000             --         --    (1,500,000)
Common stock issued for
  business acquisitions ......        --            --      191,778     1,918       334,242             --         --       336,160
Common stock issued in
  connection with partial
  conversion of note
  payable ....................        --            --      300,000     3,000       747,000             --         --       750,000
Common stock issued upon
  exercise of options ........        --            --       54,313       543        46,397             --         --        46,940
Common stock and warrants
  issued in connection with
  service agreement ..........        --            --       30,000       300        47,700             --         --        48,000
Sale of common stock .........        --            --    1,330,343    13,304     1,940,299             --         --     1,953,603
Repayment of notes
  receivable, common stock ...        --                         --        --            --             --     10,000        10,000
Net income for the year ended
  September 30, 2002 .........        --            --           --        --            --      1,018,027         --     1,018,027
                                --------   -----------  -----------  --------   -----------   ------------   --------   -----------
Balance, September 30, 2002 ..        --   $       --    15,654,665  $156,547   $28,473,710   $(23,022,130)  $(45,000)  $ 5,563,127
Common stock issued upon
  exercise of options and
  warrants ...................        --            --      279,106     2,791       125,573             --         --       128,364
Sale of common stock .........        --            --      128,168     1,281       178,719             --         --       180,000
Net (loss) for the year ended
  September 30, 2003 .........        --            --           --        --            --     (2,892,543)        --    (2,892,543)
                                --------   -----------  -----------  --------   -----------   ------------   --------   -----------
Balance, September 30, 2003 ..        --   $       --    16,061,939  $160,619   $28,778,002   $(25,914,673)  $(45,000)  $ 2,978,948
                                ========   ===========  ===========  ========   ===========   ============   ========   ===========


          See accompanying notes to consolidated financial statements.

                           GreenMan Technologies, Inc.
                      Consolidated Statements of Cash Flows


                                                                                        Years Ended September 30,
                                                                                           2003          2002
                                                                                       -----------    -----------
Cash flows from operating activities:
    Net income (loss) ..............................................................   $(2,892,543)   $ 1,018,027
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ...................................................................     2,177,673      1,859,815
    Loss on disposal of property, plant and equipment ..............................        89,480            730
    Casualty loss ..................................................................       153,719             --
    Amortization ...................................................................        94,157         88,765
    Impairment loss ................................................................       261,278             --
    Deferred income tax benefit ....................................................            --       (270,000)
    Common stock and warrants issued for services ..................................            --         24,000
    Forgiveness of indebtedness ....................................................            --       (177,929)
    Decrease (increase) in assets:
        Accounts receivable ........................................................       704,100       (526,189)
        Insurance receivable .......................................................      (634,172)            --
        Product inventory ..........................................................        21,111        (54,564)
        Other current assets .......................................................        32,051        (29,183)
    Increase (decrease) in liabilities:
        Accounts payable ...........................................................     1,773,996         27,398
        Accrued expenses ...........................................................       180,918         66,504
                                                                                       -----------    -----------
           Net cash provided by operating activities ...............................     1,961,768      2,027,374
                                                                                       -----------    -----------
Cash flows from investing activities:
    Purchase of property and equipment .............................................    (3,653,257)    (2,022,472)
    Increase to construction work in progress ......................................       848,515       (848,515)
    Increase in notes receivable, officer ..........................................       (13,288)            --
    Proceeds on sale of property and equipment and other assets ....................       250,000        180,000
    Repayment of note receivable ...................................................       200,000             --
    Acquisition of businesses, net of cash acquired ................................            --       (608,437)
    (Increase) in other assets .....................................................      (154,466)      (263,708)
                                                                                       -----------    -----------
         Net cash used for investing activities ....................................    (2,522,496)    (3,563,132)
                                                                                       -----------    -----------
Cash flows from financing activities:
    Deferred financing costs .......................................................       (12,948)       (28,405)
    Proceeds from notes payable ....................................................     1,773,682        836,157
    Proceeds from notes payable, related parties ...................................       920,000             --
    Repayment of notes payable .....................................................    (1,733,696)    (1,350,468)
    Net advances (repayments)  under line of credit ................................       (97,484)       736,146
    Repayment of notes payable, related party ......................................            --         10,000
    Principal payments on obligations under capital leases .........................      (386,942)      (315,793)
    Cash received upon exercise of stock options and warrants ......................       128,364         46,940
    Net proceeds on the sale of common stock .......................................       180,000      1,953,603
                                                                                       -----------    -----------
         Net cash provided by financing activities .................................       770,976      1,888,180
                                                                                       -----------    -----------
Net increase in cash and cash equivalents ..........................................       210,248        352,422
Cash and cash equivalents at beginning of year .....................................       780,497        428,075
                                                                                       -----------    -----------
Cash and cash equivalents at end of year ...........................................   $   990,745    $   780,497
                                                                                       ===========    ===========
Supplemental cash flow information:
  Property and equipment acquired under capital leases .............................   $   275,908    $   310,139
  Interest paid ....................................................................     1,329,337      1,119,035
  Common stock issued in acquisitions ..............................................            --        336,160
  Debt issued in acquisitions ......................................................            --      1,866,410
  Repurchase of preferred stock for note payable ...................................            --      1,500,000
  Common stock issued on conversion of notes payable ...............................            --        750,000
  Taxes paid .......................................................................           550             --



          See accompanying notes to consolidated financial statements.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements include the accounts of GreenMan Technologies, Inc. and our wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations, Risks, and Uncertainties

      GreenMan Technologies, Inc. (together with its subsidiaries "we", "us" or "our") was originally founded in 1992 has been operated as a Delaware corporation since 1995. Today, we comprise six operating locations that collect, process and market scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin and operate under exclusive agreements to supply whole tires used as alternative fuel to cement kilns located in Florida, Georgia, Illinois, Missouri, Tennessee and Texas.

      The 2003 financial statements have been prepared assuming we will continue as a going concern. We have incurred a substantial loss from operations in the current year, and have a working capital deficiency of $4,022,371 at September 30, 2003. These factors raise substantial doubt about our ability to continue as a going concern. We have engaged an investment bank to assist us in raising up to $3,500,000 in equity financing through a private offering of common stock which commenced in December 2003. We have invested substantial amounts of capital in new equipment to increase processing capacity at our Iowa, Minnesota and Georgia locations, as well as reconfigured our Wisconsin location to substantially reduce operating costs and maximize our return on assets. Additionally, management continues to negotiate more favorable tipping fees with kiln relationships is several markets with the ultimate goal of substantially reducing these fees from current levels. We also continue to seek more favorable alternatives to our current working capital line of credit arrangement. Our ability to resume profitable operations, raise needed equity capital, or obtain more favorable sources of financing cannot be determined at this time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Such estimates relate primarily to the estimated lives of property and equipment, the value of goodwill and other intangible assets, the valuation reserve on deferred taxes and the value of equity instruments issued. The amount that may be ultimately realized from equipment held for resale, notes receivable and other assets and liabilities could differ materially from the values recorded in the accompanying financial statements as of September 30, 2003.

Reclassification

      Certain amounts in the 2002 consolidated financial statements have been reclassified to conform to the 2003 presentation.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

1.    Summary of Significant Accounting Policies - (Continued)

Cash Equivalents

      Cash equivalents include short-term investments with original maturities of three months or less.

Accounts Receivable

      Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by regularly evaluating past due individual customer receivables and considering a customer's financial condition, credit history, and the current economic conditions. Individual accounts receivable are written off when deemed uncollectible, with any future recoveries recorded as income when received.

Product Inventory

      Inventory consists primarily of crumb rubber and is valued at the lower of cost or market on the first-in first-out (FIFO) method.

Property, Plant  and Equipment

      Property, plant and equipment are stated at cost. Depreciation and amortization expense is provided on the straight-line method. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Significant improvements and major renewals that extend the useful life of equipment are capitalized.

Deferred Loan Costs

      Deferred loan costs are amortized into interest expense over the life of the related financing arrangement and represent costs incurred in connection with financing for our wholly-owned subsidiaries in Minnesota, Iowa and Georgia.

Revenue Recognition

      We have two sources of revenue: processing revenue which is earned from the collection, transportation and processing of scrap tires and product revenue which is earned from the sale of tire chips, crumb rubber and steel. Revenues from product sales are recognized when the products are shipped and collectability is reasonably assured. Revenues derived from the collection, transporting and processing of tires are recognized when processing of the tires has been completed.

 Income Taxes

      Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax (benefit) expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

1.    Summary of Significant Accounting Policies - (Continued)

Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost of those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under our stock option plans generally have no intrinsic value at the grant date, and under Accounting Principles Board Opinion No. 25 no compensation cost is recognized for them. We have elected to continue to apply the accounting in Accounting Principles Board Opinion No. 25 and, as a result, have provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11)

      We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock options issued to our employees and directors. Had the compensation cost for the stock options issued to our employees and directors been determined based on the fair value at the grant dates consistent with Statement of Financial Accounting Standards No. 123, the net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below:

                                              Year Ended           Year Ended
                                             September 30,        September 30,
                                                 2003                 2002
                                             -------------        -------------
Net income (loss):
      As reported                             $(2,892,543)          $1,018,027
      Pro forma                                (3,041,312)             808,836
Net income (loss) per share - basic:
      As reported                             $     (0.18)          $     0.07
      Pro forma                               $     (0.19)          $     0.06
Net income (loss) per share - diluted:
      As reported                             $     (0.18)          $     0.06
      Pro forma                               $     (0.19)          $     0.05

      The fair value of each option grant under the 1993 Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the years ended September 30, 2003 and 2002: dividend yields of 0%; risk-free interest rates of 3.0%; expected volatility of 32% in 2003 and 50% in 2002 and expected lives of 5 years.

Impairment of Long Lived Assets and Assets to be Disposed Of

      Management continually reviews long-lived assets, goodwill and certain identifiable intangibles to evaluate whether events or changes in circumstances indicate an impairment of carrying value. Such reviews include an analysis of current results and take into consideration the discounted value of projected operating cash flows (earnings before interest, taxes, depreciation and amortization). An impairment charge would be recognized when expected future operating cash flows are lower than the carrying value of the assets.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

1.    Summary of Significant Accounting Policies - (Continued)

Net Income (Loss) Per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by us relate to outstanding stock options and warrants (determined using the treasury stock method) and convertible debt. Basic and diluted net loss per share are the same for the year ended September 30, 2003, since the effect of the inclusion of all outstanding options, warrants and convertible debt would be anti-dilutive. The assumed conversion of outstanding dilutive stock options, warrants and convertible debt for the year ended September 30, 2002 would increase the shares outstanding and would require an adjustment to increase income by $38,250 as a result of the conversion.

      Net income per common share for the fiscal year ended September 30, 2002 has been computed based on the following:

Net income applicable to common stock.............................  $ 1,018,027
                                                                    ===========

Average number of common shares outstanding.......................   14,586,538
Effect of dilutive options, warrants and convertible debt.........    2,037,571
                                                                    -----------
Average number of common shares outstanding used to calculate
  diluted net income per share....................................   16,624,109
                                                                    ===========

New Accounting Pronouncements

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", amending the disclosure requirements for stock-based compensation. This statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on our consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, would be accounted for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement did not have a material effect on our consolidated financial statements.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

1.    Summary of Significant Accounting Policies - (Continued)

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. On December 17, 2003, the FASB deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Corporation would be required to apply FIN 46 as of December 31, 2003. The Interpretation had no effect on our consolidated financial statements.

2.    Acquisition of Businesses

      On January 1, 2002, GreenMan Technologies of Wisconsin, Inc., a newly formed wholly-owned subsidiary of our Minnesota subsidiary acquired the operations and certain processing equipment of An-Gun, Inc. ("An-Gun"), a Wisconsin based company in the business of collecting, processing and marketing of scrap tires.

      In February 2003, we decided to reconfigure the operations of our low-volume Wisconsin size reduction facility to a whole tire transfer station supplying compliant tires to a cement kiln. The cement kiln has been and is anticipated to continue to consume a majority of the scrap tires collected by the Wisconsin facility.

      On April 4, 2002 GreenMan Technologies of Iowa, Inc., our newly formed, wholly-owned subsidiary acquired the Iowa based tire collection and processing operations of Utah Tire Recyclers, Inc. ("UT").

      On July 1, 2002 GreenMan Technologies of California, Inc, our newly formed, wholly-owned subsidiary acquired the outstanding common stock of Unlimited Tire Technologies, Inc. ("UTT"), an Azusa, California based company in the business of collecting, processing and marketing of scrap tires.

      Each of the acquisitions was accounted for as a purchase in accordance with SFAS No. 141 "Business Combinations" and accordingly the results of their operations since the date of acquisition are included in the consolidated financial statements. The aggregate consideration, exclusive of debt assumed for the acquisitions consisted of $608,437 in cash, 191,778 shares of unregistered shares of our common stock valued at $336,160 and the issuance of $1,866,410 of long term debt. The total consideration paid exceeded the fair value of the net assets acquired by $1,493,696 resulting in the recognition of $1,241,696 of goodwill and $252,000 assigned to customer relationships. Customer relationships are being amortized over an estimated useful life of 20 years on a straight-line basis and are evaluated annually. Amortization expense associated with customer relationships amounted to $12,600 and $4,525 for the years ended September 30, 2003 and 2002, respectively.

      The changes in the carrying amount of goodwill for the year ended September 30, 2002, are as follows:

      Balance as of September 30, 2001..........................   $2,172,198
      Goodwill acquired during the year.........................    1,241,696
                                                                   ----------
      Balance as of September 30, 2002..........................   $3,413,894
                                                                   ==========

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

3.    Formation of Joint Venture

      During January 2002 GreenMan Technologies of Oklahoma, Inc., our newly formed wholly-owned subsidiary and Able Tire Company, LLC, a Burleson, Texas tire processor and collector, formed a joint venture known as Able Tire of Oklahoma, LLC ("Able Tire of Oklahoma"). Able Tire of Oklahoma collects, shreds and markets whole tires to the cement industry. GreenMan Technologies of Oklahoma was the majority owner and had responsibility for finance and administration while Able Tire Company was responsible for all marketing efforts and operational management. The results of operations of Able Tire of Oklahoma are included in the consolidated financial statements since January 2002.

      On April 1, 2003 we sold our majority interest in Able Tire of Oklahoma to the minority member for $50,000 and recognized a $71,000 loss on the transaction, which is included in loss on disposal of assets, net in the accompanying financial statements.

4.    Insurance Claim Receivable

      On March 31, 2003, a portion of our Georgia facility and several pieces of waste wire processing equipment were damaged by a fire. We estimate that losses sustained as a result of the fire amounted to approximately $390,000, excluding business interruption losses, and before considering insurance recoveries.

      In December 2003, we reached a settlement agreement with our insurance carrier amounting to $1,029,885 of which $821,172 was applicable to losses incurred during fiscal 2003. The settlement amount, net of direct costs incurred resulted in net casualty income of $431,594, which is classified as other income in the accompanying statement of operations. As of September 30, 2003, advances amounting to $187,000 had been previously received from our insurance carrier; accordingly, the accompanying balance sheet reflects an insurance claim receivable of $634,172 as of September 30, 2003. In December 2003, the receivable was collected together with an additional $208,713 associated with losses sustained during fiscal 2004.

5.    Notes Receivable, Officers

      In January 1998, $104,000 was advanced to an officer under an 8.5% secured loan agreement with both principal and interest due January 2001. This agreement was amended on September 30, 2000 to extend the maturity of the note until April 15, 2002 (subsequently extended to April 2004) and increase the interest rate to 9.5%. As of September 30, 2003, the balance receivable on this note amounted to $158,087, including accrued interest.

      In January 1999, two officers were advanced a total of $55,000, in aggregate, under 8.5% secured loan agreements with both principal and interest due January 2002 (subsequently extended to April 15, 2004). The proceeds were used to participate in a private placement of our common stock and the loans are secured by 191,637 shares of common stock owned by the two officers. In June 2002, the two officers repaid $5,000 each toward their respective then outstanding balances. As of September 30, 2003, the amount receivable on these notes including interest amounted to $66,087, of which $45,000 relates to a stock subscription receivable and is classified as an offset to stockholders' equity.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

6.    Property, Plant and Equipment

         Property, plant and equipment consisted of the following at:

                                                    September 30,       September 30,     Estimated
                                                        2003                2002         Useful Lives
                                                    ------------        -------------   --------------
Land .................................              $    504,346        $   336,365
Buildings ............................                 2,704,693          2,245,891     10 - 20 years
Machinery and equipment ..............                 9,526,045          7,875,139      5 - 10 years
Furniture and fixtures ...............                   284,484            169,721      3 - 5 years
Motor vehicles .......................                 5,904,050          5,410,434      3 - 10 years
Construction work in process..........                        --            848,515
                                                    ------------        -----------
                                                      18,923,618         16,886,065
Less accumulated deprecation and
  amortization........................               (7,673,912)         (6,040,728)
                                                    ------------        -----------
 Property, plant and equipment, net                 $ 11,249,706        $10,845,337
                                                    ============        ===========

      During the fourth quarter of fiscal 2002, we initiated a $1.5 million equipment upgrade to our Des Moines, Iowa tire processing facility to replace all tire shredders with more efficient, higher volume equipment and to install our third waste wire processing equipment line in order to reduce waste wire disposal costs as well as provide the internal capacity to produce rubber feedstock for our crumb rubber operations. The upgrade was completed during the quarter ended March 31, 2003. At September 30, 2002, we had $848,515 of work in progress relating to this initiative.

      On April 1, 2003, our Wisconsin subsidiary acquired the land and buildings in which it operates for $362,900 under a sixty-seven month promissory note with aggregate payments of $76,500 over the first eight months. Thereafter, commencing December 1, 2003, the note requires monthly payments of $2,886, including interest at 8% per annum with the remaining principal balance due on November 1, 2008.

      As a result of new equipment installations at our Georgia facility and the reconfiguration of our Wisconsin facility, management determined that the carrying value of the idled equipment exceeded its estimated fair value based on replacement cost of similar equipment. Accordingly, we recorded an impairment loss amounting to $261,278 during the fiscal year ended September 30, 2003. We intend to either utilize the available equipment at other GreenMan locations or initiate an effort to sell the excess equipment.

      Depreciation and amortization expense for the fiscal years ended September 30, 2003 and 2002 was $2,177,673 and $1,859,815 respectively.

7.    Credit Facility/Notes Payable

      In August 1998, our former Louisiana crumb rubber processing facility was severely damaged by a fire, which necessitated the closure of this operation in December 1998. As a result of the fire, certain cryogenic equipment we were leasing from Cryopolymers Leasing, Inc. ("Cryopolymers Leasing"), under an October 1997 agreement was destroyed.

      On May 14, 1999, we reached a settlement agreement Cryopolymers Leasing valued at $3,255,000, whereby they agreed to assign to us all interest in and to any additional insurance proceeds to be received as a result of the fire; transfer ownership of some additional cryogenic rubber recycling equipment to us; and withdraw from all legal proceedings against us. As part of the settlement agreement, we issued a $1,100,000 sixty-month note payable, bearing interest at 7.75% with monthly payments of $7,553 and a balloon payment due June 2004. The $1,100,000 note payable is personally guaranteed by three of our officers.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

7.    Credit Facility/Notes Payable - Continued

      On January 31, 2001 our Minnesota and Georgia subsidiaries, collectively secured a $7 million five-year, asset-based credit facility (the "Credit Facility") from Coast Business Credit ("Coast"), the proceeds of which were used principally for the purpose of refinancing their existing credit facility. The Credit Facility consisted of approximately $3 million of term loans secured by machinery and equipment, a working capital line of credit of up to $2.3 million secured by eligible accounts receivable, as defined, and approximately $1.6 million of bridge loans secured by all real estate of the entities. The bridge loans were repaid in 2001. We also incurred approximately $346,000 of deferred loan costs incurred securing the Credit Facility. These deferred charges are being amortized to interest expense over the life of the term notes. Amortization expense amounted to $84,014 for each of the fiscal years ended September 30, 2003 and 2002. As of September 30, 2003, the unamortized balance of deferred financing charges relating to this obligation was $181,156.

      On February 7, 2003, Southern Pacific Bank ("SPB") and its wholly owned subsidiary Coast were closed by the Commissioner of Financial Institutions of the State of California. The Federal Deposit Insurance Company ("FDIC") was appointed receiver of SPB and its subsidiaries.

      On May 16, 2003, we were notified by the FDIC that Waco Asset Management Co.31, Ltd., ("WAMCO"), an affiliate of First City Financial Company, had purchased a pool of loans from the FDIC that included our Credit Facility. We were notified that WAMCO would continue to honor the original terms of the Credit Facility. The obligations under the Credit Facility are guaranteed by us and contain certain minimum reporting requirements and certain restrictions on intercompany transactions with which we were in compliance at September 30, 2003.

      On March 29, 2001, our Minnesota subsidiary executed a five-year, $950,000 secured term note (secured with all Minnesota real estate) with Bremer Business Finance Corporation, ("Bremer") payable in monthly installments including interest at prime plus 2.75% for the first 36 months thereafter decreasing to prime plus 2.25% until maturity based on a 15 year amortization. The proceeds of the term notes were used to repay the Minnesota portion of the Coast bridge loan of $822,250, including interest. We incurred $41,700 of deferred loan costs associated with the transaction, which are being amortized to interest expense over the life of the term note. Amortization of deferred charges was $8,340 for each of the fiscal years ended September 30, 2003 and 2002.

      In connection with the February 14, 2002, repurchase and retirement of all of the Class B convertible Preferred Stock held by Republic Services of Georgia, Limited Partnership ("RSLP") (as successor to United Waste Services, Inc.), we issued a $1,500,000 promissory note bearing interest at 10% and due in February 2007 and 100,000 shares of our common stock valued at $1.60 per share on the date of issuance (See Note 11).

      On May 6, 2002, RSLP converted $750,000 of the principal amount of the February 14, 2002 promissory note into 300,000 unregistered shares of our common stock valued at $750,000. We issued RSLP a promissory note in the principal amount of $743,750 bearing interest at 10% and due in March 2007. As of September 30, 2003, four payments totaling $35,845 were past due. In addition, we have not made the required monthly payments through December 2003. RSLP has agreed to waive any and all defaults resulting from our failure to make such payments.

      On April 4, 2002, our Iowa subsidiary executed a five-year, $1,185,000 secured term note and a $300,000 line of credit (secured with all Iowa assets) with First American Bank ("First American"), payable in monthly installments of $23,735, with a final payment of unpaid principal and accrued interest on April 1, 2007. The term note bears interest at 7.5% and the line of credit bears interest the prime rate plus 1%. The proceeds of this term note were used in connection with the acquisition of UT. We incurred $34,425 of deferred loan costs associated with the transaction, which are being amortized to interest expense over the life of the term note. Amortization of deferred charges for the years ended September 30, 2003 and 2002, amounted to $11,649 and $2,850, respectively.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

7.    Credit Facility/Notes Payable - Continued

      In September 2002, our Iowa subsidiary executed a ten-year, $331,867 secured term note (secured by certain assets) with the State of Iowa, payable in quarterly installments of $8,449, with a final payment of unpaid principal and accrued interest in November 2012. The term note bears interest at 1.5%. The proceeds of this term note were used to purchase machinery and equipment.

On February 13, 2003, our Iowa subsidiary amended its existing term debt, capital expenditure line and increased its working capital line of credit to $500,000 under the terms of a five-year, $1,760,857 secured term note with First American. The note is payable in sixty monthly installments of $34,660 and is secured with all Iowa assets. The term note bears interest at 7.5% and the line of credit bears interest a prime rate plus 1%.

                                                                                                      September 30,   September 30,
Notes payable consists of the following at:                                                               2003            2002
                                                                                                       -----------     -----------
Term note payable, Cryopolymers Leasing, guaranteed by three officers, due in monthly installments of $7,553 including interest at 7.75% with the remaining
  principal balance due June 2004 ................................................................     $ 1,072,351     $ 1,079,576
Line of credit, WAMCO, secured by eligible accounts receivable of GreenMan Technologies of Minnesota and GreenMan Technologies of Georgia, guaranteed by GreenMan, and bearing
  interest at prime plus 2.0% (6.0% at September 30, 2003) .......................................         565,188         893,670
Line of credit, First American, secured by all assets of GreenMan Technologies of Iowa,
  bearing interest at prime plus 1.0% (5.00% at September 30, 2003) ..............................         450,000         219,000
Term note payable, WAMCO, secured by machinery and equipment of GreenMan Technologies of
  Minnesota and GreenMan Technologies of Georgia, guaranteed by GreenMan, due in monthly installments of $34,067 including interest at prime plus 2.5% (6.5% at
  September 30, 2003) ............................................................................         987,934       1,396,734
Term note payable, WAMCO, secured by machinery and equipment acquired under the machinery and equipment line of credit, guaranteed by GreenMan, due in monthly installments of
  $13,283 including interest at prime plus 2.5% (6.5% at September 30, 2003) .....................         425,541         552,828
Term note payable, Bremer, secured by real estate of GreenMan Technologies of Minnesota, due in monthly installments of $10,649 including interest at prime plus 2.75% (6.75% at
  September 30, 2003) for 36 months then prime plus 2.25% ........................................         884,747         914,293
Term note payable, Republic Services of Georgia, LP, due in monthly installments of
  $3,125 plus interest at 10% with the remaining principal balance due March 2007 ................         690,625         728,125
Term note payable, First American, secured by assets of GreenMan Technologies of Iowa, due in monthly installments of $23,735 including interest at 7.5% with the remaining
  principal balance due April 2007 ...............................................................              --         985,072
Term note payable, First American, secured by assets of GreenMan Technologies of Iowa,
  due in equal monthly installments of $33,425  including interest at 7.5% .......................       1,578,579              --
Term note payable, State of Iowa, secured by certain assets of GreenMan Technologies of
  Iowa, due in quarterly installments of $8,449 including interest at 1.5% with the
  remaining principal balance due November 2012 ..................................................         310,083         331,867
Term note payable, Sun Country Bank, secured by all assets of GreenMan Technologies of
  California, due in monthly installments of $6,607 including interest at 5.0% with the
  remaining principal balance due March 2011 .....................................................         493,530         543,038
Term note payable, Andrew and Karen Gundrum, secured by real estate of GreenMan
  Technologies of Wisconsin, due in monthly installments of $9,563 for eight
  months and monthly installments of $2,886 including interest at 8% for sixty months ............         317,788              --

Other term notes payable and assessments, secured by various equipment with interest
  rates ranging from  0% to 11.26% and requiring monthly installments from $598 to $5,808 ........       1,699,255       1,888,916
                                                                                                       -----------     -----------
                                                                                                         9,475,621       9,533,119

Less current portion .............................................................................      (3,748,663)     (2,743,187)
                                                                                                       -----------     -----------
  Notes payable, non-current portion .............................................................     $ 5,726,958     $ 6,789,932
                                                                                                       ===========     ===========

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

7.    Credit Facility/Notes Payable - Continued

      The following is a summary of maturities of all notes payable at September 30, 2003:

      Years Ending September 30,
      --------------------------
      2004 .......................................            $3,748,663
      2005........................................             1,550,099
      2006 .......................................             1,880,210
      2007 .......................................             1,317,974
      2008 .......................................               552,141
      2009 and thereafter.........................               426,534
                                                              ----------
                                                              $9,475,621
                                                              ==========

      Interest expense on the lines of credit and notes payable for the years ended September 30, 2003 and 2002 amounted to $873,959 and $842,376, respectively.

8.    Notes Payable - Related Party

Notes Payable, Related Party consists of the following:

Convertible Notes Payable-Related Party

      As of September 30, 2003, one of our directors is owed $300,000 under the terms of an October 1999 private offering of 10% convertible notes payable and warrants and $75,000 under the terms of a February 2000 offering of 11% convertible notes payable and warrants. The director was issued immediately exercisable five year warrants to purchase 125,000 shares of our common stock at exercise prices ranging from $.31 to $.50 per share and has been granted piggy-back registration rights to register the underlying shares of common stock. The convertible notes payable originally matured twelve months after issuance and were payable in cash or unregistered shares of our common stock at a conversion price of $1.00 per share. In September 2000 and June 2001, the director agreed to extend the maturity date of each note for an additional twelve months from their original maturity. In return for the June 2001 extension, we agreed to reduce the conversion price to $.75 per share. In September 2002, the director again agreed to extend the maturity of each note for an additional twenty-four months from their extended maturity dates which range from October 2004 to February 2005.

Note Payable-Related Party

      In November 2000, we borrowed $200,000 from the same director who holds the convertible notes referred to above. This unsecured note payable bears interest at 12% per annum with interest due monthly and the principal due originally in November 2001. In June 2001, the director agreed to extend the maturity date of the note for an additional twelve months from its original maturity. In September 2002, the director agreed to extend the maturity of the note for an additional twenty-four months or until November 2004. (See Note 11)

      During the period from June to August 2003, two immediate family members of an officer loaned us $400,000 in aggregate, under the terms of two year, unsecured notes payable which bear interest at 12% per annum with interest due quarterly and the principal due upon maturity through August 2005.

      On September 30, 2003, our Georgia landlord loaned us $100,000 under the terms of a September 30, 2003 unsecured note payable which bears interest at 12% per annum with interest due quarterly and the principal due June 30, 2004.

      In September 2003, one of our officers loaned us $400,000 under the terms of a September 30, 2003 unsecured note payable which bears interest at 12% per annum with interest due quarterly and the principal due March 31, 2004.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

8.    Notes Payable -Related Party - (Continued)

      The following is a summary of maturities of all related party notes payable at September 30, 2003:

      Years Ending September 30,
      --------------------------
      2004 .......................................               $  520,000
      2005........................................                  975,000
                                                                 ----------
                                                                 $1,495,000
                                                                 ==========

      Total interest expense for related party notes amounted to $76,717 and $62,250, for the fiscal years ended September 30, 2003 and 2002, respectively. Total accrued interest due related parties amounted to $175,754 and $115,617 at September 30, 2003 and 2002, respectively.

      For additional related party transactions see Notes 9 and 10.

9.    Capital Leases

      We lease various facilities and equipment under capital lease agreements with terms ranging from 36 months to 240 months and requiring monthly payments ranging from $387 to $17,642. Assets acquired under capital leases with an original cost of $3,291,481 and $3,015,574 and related accumulated amortization of $968,860 and $565,480 are included in property, plant and equipment at September 30, 2003 and 2002, respectively. Amortization expense for the years ended September 30, 2003 and 2002 amounted to $403,380 and $193,891 respectively.

      In April 2001, our Georgia subsidiary leased back their property under a twenty-year lease requiring a monthly rental of $17,642. The lease can be renewed for four additional five-year periods and provides us an option to repurchase the land and buildings at fair market value after the second anniversary of the lease. The lease has been classified as a capital lease with a value of $1,300,000.

      In July 2002, our Minnesota subsidiary entered into a four-year equipment lease with a company co-owned by an officer for equipment valued at $146,670. Under the terms of the lease, we are required to pay $4,394 per month rental and have the ability to purchase the equipment at the end of the lease at approximately 40% of original value. The lease is classified as a capital lease.

      In August 1999, our South Carolina subsidiary entered into a five-year lease agreement for equipment valued at $610,973. Under the terms of the lease, we are required to pay $12,234 per month rental. In March 2000, the leased equipment and related lease obligation was transferred to our Minnesota subsidiary, which assumed responsibility for all future lease obligations. The lease is classified as a capital lease.

      The following is a schedule of the future minimum lease payments under the capital leases together with the present value of net minimum lease payments at September 30, 2003:

      Years Ending
      September 30,
      -------------
          2004  ..................................               $   715,782
          2005 ...................................                   547,990
          2006 ...................................                   529,040
          2007....................................                   327,315
          2008....................................                   240,771
          2009 and thereafter.....................                 2,999,026
                                                                 -----------
      Total minimum lease payments ...............                 5,359,924
      Less amount representing interest ..........                (2,949,868)
                                                                 -----------
      Present value of minimum lease payments ....               $ 2,410,056
                                                                 ===========

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

9.    Capital Leases - (Continued)

      For the years ended September 30, 2003 and 2002, interest expense on capital leases amounted to $349,556 and $326,264, respectively.

10.   Commitments and Contingencies

Employment Agreements

      We have employment agreements with three of our officers, which provide for base salaries, participation in employee benefit programs and severance payments for termination without cause.

Rental Agreements

      Our Iowa subsidiary leases a facility located on approximately 4 acres of land under a 10-year lease commencing in April 2003 from Maust Asset Management Company, LLC ("Maust Asset Management"), a company co-owned by one of our officers. Under the terms of the lease, monthly rental payments of $8,250 are required for the first five years increasing to $9,000 per month for the remaining five years. The lease also provides a right of first refusal to purchase the land and buildings at fair market value during the term of the lease. Maust Asset Management acquired the property from the former lessor.

      Our California subsidiary leases approximately 45,000 square feet of a building situated on approximately 1.5 acres of land for $1,250 per month. The lease expires in April 2007 subject to an option to extend the lease for an additional five years.

      Our Tennessee subsidiary leases a facility of approximately 26,000 square feet located on approximately 2 acres of land under a three-year agreement for $10,222 per month. The lease can be renewed for an additional five-year period and includes an option to purchase the land and buildings at fair market value during the term of the lease.

      Our Wisconsin subsidiary previously leased its facility located on approximately 4 acres of land for monthly rent of $3,600 pursuant to a three-year lease agreement. During 2003, the lease terminated upon our exercise of an option to purchase the property.

      We lease approximately 3,380 square feet of office space in Lynnfield, Massachusetts at a monthly rental of $5,070 under a five-year lease that expires in May 2008.

      For the years ended September 30, 2003 and 2002, total rental expense in connection with all non-cancellable real estate leases amounted to $299,244 and $122,100 respectively, of which $49,500 was applicable to the related-party lease in 2003.

      We also rent various vehicles and equipment from third parties under non-cancellable operating leases with monthly rental payments ranging from $263 to $1,620 and with terms ranging from 48 to 84 months. In addition, we rent several pieces of equipment on a monthly basis from a company co-owned by an officer. Monthly rent ranges from $321 to $2,800.

      For the fiscal years ended September 30, 2003 and 2002, total rent expense in connection with vehicle and equipment leases amounted to $195,886 and $173,069, respectively, of which, $147,649 and $118,693 was to related parties.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

10.   Commitments and Contingencies - (Continued)

      The total future minimum rental commitment at September 30, 2003 under the above operating leases follows:

Year ending September 30:               Real Estate     Equipment       Total
                                        -----------     ---------     ---------
    2004  ............................  $  297,504       $ 52,192     $ 349,696
    2005 .............................     297,504         40,711       338,215
    2006 .............................     174,840         12,117       186,957
    2007..............................     167,340             --       167,340
    2008..............................     149,130             --       149,130
    2009 and thereafter...............     486,000             --       486,000
                                        ----------       --------    ----------
                                        $1,572,318       $105,020    $1,677,338
                                        ==========       ========    ==========

Litigation

      In October 2001, we commenced an action in the Supreme Court of the State of New York, County of Albany, against Acorn Processing, Inc. and TransWorld Equipment Sales, Inc. seeking the return of certain cryogenic equipment or a payment of $550,000. In November 2001 Acorn Processing filed several counterclaims against us and TransWorld, seeking damages of $250,000.

      In May 2002, the parties agreed to settle all of these claims in return for a payment of $180,000 to us. We received the $180,000 payment on June 6, 2002 and all legal proceedings have been terminated.

11.   Stockholders' Equity

Increase in Authorized Shares of Common Stock

      On February 20, 2003, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 20,000,000 to 30,000,000.

Repurchase of Class B Convertible Preferred Stock

      On February 14, 2002, we repurchased and retired all of the Class B convertible Preferred Stock held by Republic Services of Georgia, Limited Partnership ("RSLP") (as successor to United Waste Services, Inc.) for a $1,500,000 promissory note bearing interest at 10% and due in February 2007 and 100,000 shares of our common stock valued at $1.60 per share on the date of issuance. The difference between the liquidation value of the preferred stock and the consideration given has been credited to paid-in-capital.

      On May 6, 2002, RSLP converted $750,000 of the principal amount of the February 14, 2002 promissory note into 300,000 unregistered shares of our common stock valued at $750,000. We issued RSLP a promissory note for the remaining balance on the February 14, 2002 promissory note in the principal amount of $743,750 bearing interest at 10% and due in March 2007.

Private Offering of Common Stock

      In February 2002, we commenced a private offering of our common stock in an effort to raise up to $2,000,000 in gross proceeds (subsequently increased to $3,000,000 in August 2002). As of September 30, 2003, when the offering terminated, we have sold 1,458,511 shares of our unregistered common stock to investors, including existing shareholders, for gross proceeds of $2,133,603. The investors have been granted limited registration rights to cause us to register the common stock for resale in the event that we register shares of common stock for our own account. The investors have agreed not to sell or transfer the shares for a period of at least 18 months after issuance.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

11.   Stockholders' Equity - (Continued)

Other Common Stock Transactions

      On April 1, 2002, we executed a one-year financial consulting agreement with a third party. In exchange for services to be provided, we agreed to (1) issue 30,000 shares of our unregistered common stock valued at $37,000 which vest over the term of the agreement and (2) issue warrants to purchase 150,000 shares of common stock (valued at $11,000) exercisable commencing in April 2002 through April 2005 at prices ranging from $2.25 to $4.50 per share.

Stock Option Plan

      The 1993 Stock Option Plan was established to provide stock options to our employees, officers, directors and consultants. On March 29, 2001, our stockholders approved an increase to the number of shares authorized under the Plan to 3,000,000.

      During the period of December 2002 to September 2003, two former employees and three directors collectively exercised 69,106 options to purchase unregistered shares of our common stock were exercised at prices ranging from $.38 to $.85 per share for gross proceeds of $39,304.

      Our Board of Directors will grant options and establish the terms of the grant in accordance with the provisions of the 1993 Stock Option Plan. Stock options granted are summarized as follows:

                                                       Year Ended                Year Ended
                                                   September 30, 2003        September 30, 2002
                                                  --------------------     ---------------------
                                                              Weighted                  Weighted
                                                              Average                   Average
                                                              Exercise                  Exercise
                                                    Shares      Price       Shares        Price
                                                  ---------   --------     ---------    --------
Outstanding at beginning of period                2,113,000    $0.90       1,962,000     $0.89
Granted                                                  --       --         255,000      1.27
Canceled                                            (60,000)    1.17        (102,800)     0.76
Exercised                                           (69,106)     .57          (1,200)     1.09
                                                  ---------                ---------
Outstanding at end of period                      1,983,894      .91       2,113,000      0.90
                                                  =========                =========
Exercisable at end of period                      1,533,094      .95       1,201,800      0.97
                                                  =========                =========
Reserved for future grants at end of period         936,880                  876,880
                                                  =========                =========
Weighted average fair value of options
   granted during the period                                   $  --                     $0.78

Information pertaining to options outstanding under the plan at September 30, 2003 is as follows:

                            Options Outstanding              Options Exercisable
                   ----------------------------------    -----------------------
                                  Weighted
                                  Average    Weighted                   Weighted
                                 Remaining    Average                    Average
Exercise             Number     Contractual  Exercise       Number      Exercise
Prices             Outstanding      Life       Price      Exercisable     Price
-------            -----------  -----------  --------    ------------   --------
$  .38 - .53           728,000      6.7       $ .49          470,600      $ .50
$  .81 - 1.09        1,127,894      4.9         .97        1,000,894        .99
$ 1.35                   5,000       .6        1.35            5,000       1.35
$ 1.50 - 4.70          123,000      6.7        2.74           56,600       3.85
                     ---------                             ---------
                     1,983,894      5.6       $ .91        1,533,094      $ .95
                     =========                             =========

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

11.   Stockholders' Equity - (Continued)

Non-Employee Director Stock Option Plan

      Under the terms of our 1996 Non-Employee Director Stock Option Plan on a non-employee director's initial election to the Board of Directors, they are automatically granted an option to purchase 2,000 shares of our common stock. Each person who was a member of the Board of Directors on January 24, 1996, and was not an officer or employee, was automatically granted an option to purchase 2,000 shares of our common stock. In addition, after an individual's initial election to the Board of Directors, any director who is not an officer or employee and who continues to serve as a director will automatically be granted, on the date of the annual meeting of stockholders, an option to purchase an additional 2,000 shares of our common stock. The exercise price per share of options granted under the Non-Employee Director Stock Option Plan is 100% of the fair-market value of our common stock on the business day immediately prior to the date of the grant and is immediately exercisable for a period of ten years from the date of the grant.

      The Board of Directors has reserved 60,000 shares of our common stock for issuance under this plan and as of September 30, 2003, 26,000 options have been granted under this Plan with 16,000 outstanding and exercisable at prices ranging from $.38 to $1.95 per share.

      In December 2001, a former director exercised 4,000 non-employee director options to purchase unregistered shares of our common stock at prices ranging from $.59 to $.88 per share. In addition, the former director exercised an additional 4,000 non-employee director options using a net exercise feature, and was issued 241 shares of our unregistered common stock.

      In September 2003, a director exercised options to purchase 10,000 shares of our unregistered common stock at prices ranging from $.38 to $1.09 per share for gross proceeds of $8,060.

      During the fiscal year ended September 30, 2003, options were granted to purchase 6,000 shares of common stock at $1.95 per share and during the fiscal year ended September 30, 2002, options were granted to purchase 4,000 shares of our common stock at $1.60 per share. The options are exercisable for a period of ten years. The weighted average fair value of the options on the date of grant was $.41 and $.42 per share, respectively, for the years ended September 30, 2003 and 2002.

Other Stock Options and Warrants

      During the months of May and September 2003, a director exercised 125,000 warrants, in aggregate to purchase unregistered shares of our common stock at prices ranging from $.31 to $.50 per share for gross proceeds of $43,500.

      During the months of July and September 2003, an officer exercised 75,000 non-qualified options to purchase unregistered shares of our common stock at an exercise price of $.50 per share for gross proceeds of $37,500.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

11.   Stockholders' Equity - (Continued)

Information pertaining to all other options and warrants granted and outstanding is as follows:

                                                  Year Ended                Year Ended
                                              September 30, 2003        September 30, 2002
                                             --------------------     ---------------------
                                                         Weighted                  Weighted
                                                         Average                   Average
                                                         Exercise                  Exercise
                                               Shares      Price       Shares        Price
                                             ---------   --------     ---------    --------
Outstanding at beginning of period           2,474,900    $ 3.41      2,324,900     $3.51
Granted                                             --        --        225,000      1.50
Canceled                                      (270,000)    22.24        (25,000)      .41
Exercised                                     (200,000)      .41        (50,000)      .88
                                             ---------                ---------
Outstanding at end of period                 2,004,900      1.28      2,474,900      3.41
                                             =========                =========
Exercisable at end of period                 1,814,900      1.33      1,896,400      4.10
                                             =========                =========

Weighted average fair value of options
  granted during the period                               $   --                    $1.50

                            Options Outstanding              Options Exercisable
                   ----------------------------------    -----------------------
                                  Weighted
                                  Average    Weighted                   Weighted
                                 Remaining    Average                    Average
Exercise             Number     Contractual  Exercise       Number      Exercise
Prices             Outstanding      Life       Price      Exercisable     Price
-------            -----------  -----------  --------    ------------   --------
$ .50 - 1.09        1,592,500        5.8      $ .91        1,462,500      $ .95
$1.50 - 4.50          375,000        2.6       2.03          315,000       2.60
$5.00 - 5.65           37,400        2.0       5.58           37,400       5.58
                    ---------                              ---------
                    2,004,900        5.1      $1.28        1,814,900      $1.33
                    =========                              =========

Common Stock Reserved

      We have reserved common stock at September 30, 2003 as follows:

             Stock option plans ...........................    2,962,774
             Other stock options ..........................    1,151,500
             Other warrants ...............................      853,400
                                                               ---------
                                                               4,967,674
                                                               =========

12.   Employee Benefit Plan

      Effective August 1999, we implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of five years. There were no corporate contributions to the 401(k) plan during the years ended September 30, 2003 and 2002, respectively.

13.   Segment Information

      We operate in one business segment, the collecting, processing and marketing of scrap tires to be used as feedstock for tire-derived fuel, civil engineering projects and/or for further processing into crumb rubber.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

14.   Major Customers

      During the fiscal year ended September 30, 2003, no one customer accounted for more than 10% of our consolidated net sales. During the fiscal year ended September 30, 2002, one customer accounted for approximately 10% of our consolidated net sales.

15.   Income Taxes

      The provision (benefit) for income taxes was comprised of the following amounts for the years ended:

                                                    September 30,  September 30,
                                                        2003           2002
                                                    -------------  -------------
      Current:
      Federal .....................................    $    --      $      --
      State .......................................        550         65,600
                                                       -------      ---------
                                                           550         65,600
                                                       -------      ---------
      Deferred federal and state taxes ............         --       (270,000)
                                                       -------      ---------
      Total (benefit) provision for income taxes ..    $   550      $(204,400)
                                                       =======      =========

      The difference in 2003 between the statutory federal income tax rate of 34% and the effective rate is primarily due to net operating losses incurred by us and the provision of a valuation reserve against the related deferred tax assets. A reconciliation of the statutory federal income tax rate as a percentage of pre-tax income for 2002 is as follows:

                                                                  September 30,
                                                                       2002
                                                                  -------------

      Statutory rate.......................................           34.0%
      State income taxes, net of federal benefit...........            5.3
      Benefit derived from net operating loss
        carry forward not previously provided for..........          (31.2)
      Change in valuation reserve on net deferred tax
        assets.............................................          (33.2)
                                                                     ------
      Effective tax rate...................................          (25.1)%
                                                                     ======

      The current state taxes result from income in states where we have no net operating loss carry forwards. The provision (benefit) for deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities recorded for financial reporting purposes and the amounts recorded for income tax reporting purposes.

The following differences give rise to deferred income taxes:

                                                 September 30,     September 30,
                                                      2003             2002
                                                  -----------      -----------

Net operating loss carry forwards ..........      $ 8,237,000      $ 6,935,000
Differences in fixed asset bases ...........         (477,000)        (408,000)
Capital loss carryover .....................          220,000          220,000
Other, net .................................           73,000          137,000
                                                  -----------      -----------
                                                    8,053,000        6,884,000
Valuation reserve ..........................       (7,783,000)      (6,614,000)
                                                  -----------      -----------
Net deferred tax asset .....................      $   270,000      $   270,000
                                                  ===========      ===========

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

15.   Income Taxes - (Continued)

The change in the valuation reserve is as follows:

                                                 Year Ended       Year Ended
                                                September 30,    September 30,
                                                     2003            2002
                                                -------------   --------------
Balance at beginning of period ..............     $6,614,000     $ 7,209,000
Decrease due to expected realization of
  net operating loss carry forward ..........             --        (270,000)
                                                  ----------     -----------
Increase due to rate differentials and
   current period operating results .........      1,169,000        (325,000)
                                                  ----------     -----------
Balance at end of period ....................     $7,783,000     $ 6,614,000
                                                  ==========     ===========

      Previously, we had recorded a full valuation allowance on the net operating loss carry forwards and other components of the deferred tax assets based on our expected ability to realize the benefit of those assets. In the year ending September 30, 2002, we reduced the valuation allowance by $270,000 based on our net income before taxes in the year then ending as well as expected net income before income taxes for the next fiscal year. In light of the nature and character of losses sustained in the current year, we have evaluated the realizability of the deferred tax asset and concluded that based on projected net income in future years, the amount of $270,000 is still estimated to be realized through utilization of net operating loss carryforwards in the future. The remaining net operating loss carry forwards and other components of the net deferred tax asset continue to have a full valuation allowance. We will evaluate the realizability of these deferred tax assets each quarter.

      As of September 30, 2003, we had net operating loss carry forwards of approximately $20,593,000. The Federal and state net operating loss carry forwards expire in varying amounts beginning in 2008 and 2002, respectively. In addition, we have Federal tax credit carry forwards of approximately $17,000 available to reduce future tax liabilities. The Federal tax credit carry forwards expire beginning in 2008. Use of net operating loss and tax credit carry forwards maybe subject to annual limitations based on ownership changes in our common stock as defined by the Internal Revenue Code.

16.   Fair Value of Financial Instruments

      At September 30, 2003 and 2002, our financial instruments consist of notes payable to banks and others, and convertible notes payable. Notes payable to banks and others approximate their fair values as these instruments were negotiated currently and bear interest at market rates. The fair value of the $375,000 convertible note payable is $455,000 and $650,000 at September 30, 2003 and 2002, respectively based upon the intrinsic value of the conversion feature on those dates (see Note 8).

17.   Subsequent Events

Private Offering of Common Stock

      In December 2003, we commenced a private offering of investment units to accredited investors through an investment bank in an effort to raise up to $3,000,000 (which may be increased to up to $3,500,000 to cover over-allotments, if any). Each unit consists of one share of our common stock and a warrant to purchase 0.5 shares of our common stock. The purchase price of the units will equal 80% of the average closing bid price of our common stock during the ten days preceding each closing of the offering. The warrants are exercisable at any time between the sixth month and the fifth year after the date of issuance at an exercise price equal to 105% of the closing bid price of our common stock on the day preceding the applicable closing. The sale of these units is exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D and
Section 4(2) of the Securities Act. We have agreed to use our best efforts to register the shares of common stock, and the shares issuable upon exercise of the warrants, for resale under the Securities Act. No assurances can be given that such offering will be successful.

                           GreenMan Technologies, Inc.
                   Notes To Consolidated Financial Statements

17.   Subsequent Events - (Continued)

Convertible Note Payable

      In December 2003, we entered into a note purchase agreement (the "Note Agreement") with an investor (the "Note Holder") and pursuant thereto, we issued a convertible note payable (the "Note") in the aggregate principal amount of $375,000 and bearing interest at 10%, due December 22, 2004. The Note is convertible at the option of the holder at any time prior to maturity but the Note shall automatically, and without action on the part of Holder, be converted upon the closing of the offering of investment units described above into special investment units (the "SIUnits") at a price equal to $1.07 per SIUnit with each SIUnit consisting of one share of unregistered common stock and a warrant (the "Warrant") to purchase 1.5 shares of common stock at an exercise price of $1.07 per share, exercisable six months after issuance for a period of five years from date of issuance. The terms of the Note Agreement reflect a beneficial conversion feature amounting to approximately $154,000 calculated at the date of issue of the Note as the difference between the fair value of the common stock to be received upon conversion and the proceeds of the Note allocated to the common stock conversion option. The beneficial conversion feature will be recorded as a debt issuance discount and a corresponding credit to paid-in capital, and will be amortized to interest expense over the term of the Note or upon conversion.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under our certificate of incorporation and bylaws, our directors and officers are entitled to be indemnified by us to the fullest extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our certificate of incorporation and bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

      o     a breach of the duty of loyalty;

      o acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

      o unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

      o transactions from which the director derives an improper personal benefit.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

      Securities and Exchange Commission Registration Fee........... $ 1,143.32

      American Stock Exchange Listing Fee...........................

      Legal Fees and Expenses.......................................

      Accounting Fees and Expenses..................................

      Other Expenses................................................ __________

      Total Costs and Expenses...................................... $

ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES.

      On June 30, 2004, in a transaction exempt from registration under Section 4(2) of the Securities Act, we issued a $4 million secured convertible term note, a $4 million convertible secured convertible revolving note and a $1 million secured minimum borrowing note, to Laurus Master Fund, Ltd. for an aggregate purchase price of $9 million. As part of the transaction, Laurus was also issued ten-year warrants to purchase 1,380,000 shares of our common stock at prices ranging from $1.56 to $2.29 per share. Amounts outstanding under the term note are convertible into common stock at Laurus's option at a conversion price initially equal to $1.25 per share. In addition, subject to (i) having an effective registration statement with respect to the shares of common stock underlying the term note, and (ii) limitations based on trading volume of the common stock, scheduled principal and interest payments under the term note will be made in shares of common stock valued at the conversion price. Amounts outstanding under the revolving and minimum borrowing notes are convertible to common stock at Laurus's option at a conversion price initially equal to $1.31 per share. The conversion prices under the notes are subject to equitable adjustment for stock splits, stock dividends and similar events, and "weighted average" adjustment for future stock issuances (other than stock issuances in specifically excepted transactions).

      In February 2002, we commenced a private offering of our common stock to accredited investors (as that term is defined in Rule 501 of Regulation D under the Securities Act) in an effort to raise up to $2,000,000 in gross proceeds (subsequently increased to $3,000,000 in August 2002). As of September 30, 2003, when the offering terminated, we had sold 1,458,511 shares of our common stock to investors, including existing shareholders, for gross proceeds of $2,133,603. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In December 2003, we entered into a note purchase agreement with an accredited investor pursuant to which we issued a 10% convertible note payable eu3 December 2004 in the aggregate principal amount of $375,000. The Note was convertible at the option of the Holder at any time prior to maturity into special investment units at a price equal to $1.07 per unit with each unit consisting of one share of unregistered common stock and a warrant to purchase
1.5 shares of common stock at an exercise price of $1.07 per share, exercisable six months after issuance for a period of five years from date of issuance. The note was converted on June 24, 2004 into 369,331 shares of common stock and we issued warrants to purchase 553,997 shares of our common stock. The sale of the note and the issuance of the shares of common stock upon conversion were exempt from registration pursuant to Section 4(2) of the Securities Act.

      In February 2004, we issued 724,281 shares of our common stock to one of our directors upon conversion of certain convertible promissory notes in the aggregate principal amount of $375,000, together with $168,210 of accrued interest. The issuance of the shares of common stock upon conversion were exempt from registration pursuant to Section 4(2) of the Securities Act.

      In April 2004, we commenced a private offering of investment units to accredited investors, each unit consisting of one share of our common stock and a warrant to purchase 0.5 shares of our common stock. As of June 30, 2004, when the offering terminated, we had sold 1,594,211 units (1,594,211 shares of our common stock and warrants to purchase 797,105 additional shares of our common stock at prices ranging from $1.56 to $2.06 per share) to investors, including our directors and existing shareholders, for gross proceeds of $1,547,800. The sale of these units was exempt from registration pursuant to Section 4(2) of the Securities Act.

      We have issued options to purchase shares of our common stock from time to time under our 1993 Stock Option Plan, our 2004 Stock Option Plan and our 1996 Non-Employee Director Stock Option. The exercise prices of such options are equivalent to the fair market value of our common stock on the respective grant dates. Such stock option grants, and the issuance of shares of stock upon exercise of such options, are exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27 - EXHIBITS.

      The following exhibits are filed with this document:

Exhibit No.         Description
-----------         -----------

   3.1 (10)   --    Restated Certificate of Incorporation as filed with the
                    Secretary of State of the State of Delaware on May 1,
                    2003
   3.2 (2)    --    By-laws of GreenMan Technologies, Inc.
   4.1 (2)    --    Specimen certificate for Common Stock of GreenMan
                    Technologies, Inc.
   4.2 (14)   --    Securities Purchase Agreement, dated June 30, 2004, by
                    and between GreenMan Technologies, Inc. and Laurus
                    Master Fund, Ltd.

   4.3 (14)   --    Security Agreement, dated June 30, 2004, by and among
                    GreenMan Technologies, Inc. and certain of its
                    subsidiaries, in favor of Laurus Master Fund, Ltd.
   4.4 (14)   --    Master Security Agreement, dated June 30, 2004, by and
                    among GreenMan Technologies, Inc. and certain of its
                    subsidiaries, in favor of Laurus Master Fund, Ltd.
   4.5 (14)   --    Secured Convertible Minimum Borrowing Note, dated June
                    30, 2004, made by GreenMan Technologies, Inc. to Laurus
                    Master Fund, Ltd.
   4.6 (14)   --    Secured Revolving Note, dated June 30, 2004, made by
                    GreenMan Technologies, Inc. to Laurus Master Fund, Ltd.
   4.7 (14)   --    Secured Convertible Term Note, dated June 30, 2004, made
                    by GreenMan Technologies, Inc. to Laurus Master Fund,
                    Ltd.
   4.8 (14)   --    Common Stock Purchase Warrant, dated June 30, 2004,
                    issued to Laurus Master Fund, Ltd.
   4.9 (14)   --    Common Stock Purchase Warrant, dated June 30, 2004,
                    issued to Laurus Master Fund, Ltd.
   4.10 (14)  --    Term Note Registration Rights Agreement, dated June 30,
                    2004, by and between GreenMan Technologies, Inc. and
                    Laurus Master Fund, Ltd.
   4.11 (14)  --    Minimum Borrowing Note Registration Rights Agreement,
                    dated June 30, 2004, by and between GreenMan
                    Technologies, Inc. and Laurus Master Fund, Ltd.
   4.12 (14)  --    Subsidiary Guarantee, dated June 30, 2004, by and among
                    GreenMan Technologies of Minnesota, Inc., GreenMan
                    Technologies of Georgia, Inc., GreenMan Technologies of
                    Iowa, Inc., GreenMan Technologies of Tennessee, Inc.,
                    GreenMan Technologies of Wisconsin, Inc. and GreenMan
                    Technologies of California, Inc., in favor of Laurus
                    Master Fund, Ltd.
   4.13 (14)  --    Stock Pledge Agreement, dated June 30, 2004, by and
                    among GreenMan Technologies, Inc. and Laurus Master
                    Fund, Ltd.
   4.14 (14)  --    Subordination Agreement, dated June 30, 2004, by and
                    among Barbara Morey, Joyce Ritterhauss, Allen Kahn,
                    Robert Davis and Nancy Davis, in favor of Laurus Master
                    Fund, Ltd.
   4.15 (14)  --    Escrow Agreement dated June 30, 2004 among GreenMan
                    Technologies, Inc., Laurus Master Fund, Ltd., and Loeb &
                    Loeb LLP, as Escrow Agent
   5 (14)     --    Opinion of Morse, Barnes-Brown & Pendleton, P.C.
  10.1 (2)    --    1993 Stock Option Plan.
  10.2 (15)   --    2004 Stock Option Plan.
  10.3 (2)    --    Form of confidentiality and non-disclosure agreement for
                    executive employees.
  10.4 (4)    --    Employment Agreement between GreenMan Technologies, Inc.
                    and Robert H. Davis.
  10.5 (1)    --    Promissory Note issued by Robert H. Davis dated January
                    9, 1998 in  favor of GreenMan Technologies, Inc.
  10.6 (1)    --    Promissory Note issued by Robert H. Davis dated January
                    4, 1999 in  favor of GreenMan Technologies, Inc.
  10.7 (1)    --    Extension Agreement dated September 30, 2000 between
                    GreenMan Technologies, Inc. and Robert H. Davis.
  10.8 (1)    --    Extension Agreement dated September 30, 2001 between
                    GreenMan and Robert H. Davis.
  10.9 (4)    --    Employment Agreement between GreenMan Technologies, Inc.
                    and Charles E. Coppa.
  10.10 (9)   --    Promissory Note issued by Charles E. Coppa dated January
                    4, 1999 in  favor of GreenMan Technologies, Inc.
  10.11 (1)   --    Convertible Note Payable issued October 27, 1999 by
                    GreenMan Technologies, Inc. to Dr. Allen Kahn.

  10.12 (1)   --    Convertible Note Payable issued November 23, 1999 by
                    GreenMan Technologies, Inc. to Dr. Allen Kahn.
  10.13 (1)   --    Convertible Note Payable issued February 18, 2000 by
                    GreenMan Technologies, Inc. to Dr. Allen Kahn.
  10.14 (1)   --    Promissory note issued November 17, 2000 by GreenMan
                    Technologies, Inc. to Dr. Allen Kahn.
  10.15 (1)   --    Extension Agreement dated September 30, 2000 between
                    GreenMan Technologies, Inc. and Dr. Allen Kahn.
  10.16 (1)   --    Extension Agreement dated June 27, 2001 between GreenMan
                    Technologies, Inc and Dr. Allen Kahn.
  10.17 (12)  --    $75,000 Promissory Note issued by GreenMan Technologies,
                    Inc. to Maurice E. Needham dated October 22, 2003.
  10.18 (13)  --    $100,000 Promissory Note issued by GreenMan
                    Technologies, Inc. to Maurice E. Needham dated January
                    13, 2004.
  10.19 (13)  --    $100,000 Promissory Note issued by GreenMan
                    Technologies, Inc. to Maurice E. Needham dated January
                    26, 2004.
  10.20 (13)  --    $50,000 Promissory Note issued by GreenMan Technologies,
                    Inc. to Maurice E. Needham dated February 6, 2004
  10.21 (13)  --    $100,000 Promissory Note issued by GreenMan
                    Technologies, Inc. to Joyce Ritterhauss dated March 10,
                    2004.
  10.22 (13)  --    $50,000 Promissory Note issued by GreenMan Technologies,
                    Inc. to Richard Ledet dated March 12, 2004.
  10.23 (13)  --    $100,000 Promissory Note issued by GreenMan
                    Technologies, Inc. to Barbara Morey dated March 18, 2004.
  10.24 (13)  --    Purchase Agreement dated February 21, 2004 between
                    GreenMan Technologies of Minnesota, Inc. and Earl Fisher.
  10.25 (13)  --    Commercial Lease Agreement dated March 25, 2004 between
                    GreenMan Technologies of Minnesota, Inc. and Two Oaks,
                    LLC.
  10.26 (13)  --    Extension Agreement dated March 31, 2004 between
                    GreenMan Technologies, Inc. and Robert H. Davis and
                    Nancy Karfilis-Davis.
  10.27 (13)  --    Waiver agreement by Republic Services of Georgia, LP.
  10.28 (5)   --    Loan and Security Agreement dated January 31, 2001 by
                    and among Coast Business Credit, GreenMan Technologies
                    of Minnesota, Inc. and GreenMan Technologies of Georgia,
                    Inc.
  10.29 (5)   --    Secured Promissory Note dated January 31, 2001 in the
                    amount of $2,044,000 executed by GreenMan Technologies
                    of Minnesota, Inc. and GreenMan Technologies of Georgia,
                    Inc. payable to Coast Business Credit.
  10.30 (5)   --    Secured Promissory Note dated January 31, 2001 in the
                    amount of $822,250 executed by GreenMan Technologies of
                    Minnesota, Inc. and GreenMan Technologies of Georgia,
                    Inc. payable to Coast Business Credit.
  10.31 (5)   --    Secured Promissory Note dated January 31, 2001 in the
                    amount of $812,250 executed by GreenMan Technologies of
                    Minnesota, Inc. and GreenMan Technologies of Georgia,
                    Inc. payable to Coast Business Credit.
  10.32 (5)   --    Secured Promissory Note dated January 31, 2001 in the
                    amount of $1,000,000 executed by GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Georgia,
                    Inc. payable to Coast Business Credit.

  10.33 (5)   --    Security Agreement-Continuing Guaranty dated January 31,
                    2001 between GreenMan Technologies Inc. and Coast
                    Business Credit.
  10.34 (5)   --    Loan Agreement dated March 29, 2001 between GreenMan
                    Technologies of Minnesota, Inc. Bremer Business Finance
                    Corporation.
  10.35 (5)   --    Real Estate Term Note dated January 31, 2001 in the
                    amount of $822,250 executed by GreenMan Technologies of
                    Minnesota, Inc. in favor of Bremer Business Finance
                    Corporation.
  10.36 (5)   --    Mortgage, Security Agreement, Fixture Financing
                    Statement and Assignment of Leases and Rents executed by
                    GreenMan Technologies of Minnesota, Inc. to Bremer
                    Business Finance Corporation.
  10.37 (6)   --    Purchase and Sale Agreement By and Between GreenMan
                    Technologies of Georgia, Inc. and WTN Realty Trust dated
                    April 2, 2001
  10.38 (6)   --    Lease Agreement By and Between WTN Realty Trust to
                    GreenMan Technologies of Georgia, Inc. dated April 2,
                    2001.
  10.39 (6)   --    $200,000 Promissory Note by WTN Realty Trust to GreenMan
                    Technologies of Georgia, Inc. dated April 2, 2001.
  10.40 (6)   --    Purchase and Sale Agreement By and Between Technical
                    Tire Recycling, Inc. and Tennessee Tire Recyclers, Inc.
                    dated April 16, 2001
  10.41 (6)   --    $180,000 Promissory Note by Technical Tire Recycling,
                    Inc. to Tennessee Tire Recyclers, Inc. dated April 16,
                    2001.
  10.42 (6)   --    Corporate Guarantee by GreenMan Technologies, Inc. of
                    $180,000 note to Tennessee Tire Recyclers, Inc. dated
                    April 16, 2001.
  10.43 (7)   --    Stock Repurchase Agreement by and between GreenMan
                    Technologies, Inc. and Republic Services of Georgia, LP,
                    dated February 14, 2002.
  10.44 (7)   --    $1,500,000 Promissory Note by GreenMan Technologies,
                    Inc. to Republic Services of Georgia, LP dated February
                    14, 2002.
  10.45 (8)   --    Stock Repurchase Agreement by and between GreenMan
                    Technologies, Inc. and Republic Services of Georgia, LP
                    dated May 6, 2002
  10.46 (8)   --    $750,000 Promissory Note by GreenMan Technologies, Inc.
                    to Republic Services of Georgia, LP dated May 6, 2002.
  10.47 (9)   --    Extension Agreement dated September 23, 2002 between
                    GreenMan and Dr. Allen Kahn.
  10.48 (3)   --    Employment Agreement dated April 1, 2003 between
                    GreenMan Technologies, Inc. and Maurice E. Needham
  10.49 (3)   --    Lease - Business Property agreement dated April 1, 2003
                    between GreenMan Technologies of Iowa, Inc. and Maust
                    Asset Management, LLC
  10.50 (3)   --    Guaranty dated September 12, 2003 by GreenMan
                    Technologies, Inc. of obligations of GreenMan
                    Technologies of Iowa, Inc. under the Lease - Business
                    Property with Maust Asset Management, LLC.
  10.51 (3)   --    $100,000 Promissory Note by GreenMan Technologies, Inc.
                    to Joyce Ritterhauss dated June 23, 2003.
  10.52 (3)   --    $100,000 Promissory Note by GreenMan Technologies, Inc.
                    to Joyce Ritterhauss dated June 26, 2003.
  10.53 (3)   --    $100,000 Promissory Note by GreenMan Technologies, Inc.
                    to Barbara Morey dated June 26, 2003.

  10.54 (3)   --    $100,000 Promissory Note by GreenMan Technologies, Inc.
                    to Barbara Morey dated August 26, 2003.
  10.55 (3)   --    $100,000 Promissory Note by GreenMan Technologies, Inc.
                    to Mart Management, Inc. dated September 30, 2003.
  10.56 (3)   --    $400,000 Promissory Note by GreenMan Technologies, Inc.
                    to Robert H. Davis and Nancy Karfilis Davis dated
                    September 30, 2003.
  10.57 (3)   --    Waiver agreement by Republic Services of Georgia, LP
  21.1 (3)    --    List of All Subsidiaries
  23.1 (14)   --    Consent of Morse, Barnes-Brown & Pendleton, P.C.
                    (included in Exhibit 5.1).
  23.2 (16)   --    Consent of Wolf & Co., P.C.

----------

(1) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-KSB for the Fiscal Year Ended September 30, 2001 and incorporated herein by reference.

(2) Filed as an Exhibit to GreenMan Technologies, Inc.'s Registration Statement on Form SB-2 No. 33-86138 and incorporated herein by reference.

(3) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-KSB for the Fiscal Year Ended September 30, 2003 and incorporated herein by reference.

(4) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended December 31, 2000 and incorporated herein by reference.

(5) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended March 31, 2001 and incorporated herein by reference.

(6) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended June 30, 2001 and incorporated herein by reference.

(7) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended March 31, 2002 and incorporated herein by reference.

(8) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended June 30, 2002 and incorporated herein by reference.

(9) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-KSB for the Fiscal Year Ended September 30, 2002 and incorporated herein by reference

(10) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended March 31, 2003 and incorporated herein by reference.

(11) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended June 30, 2003 and incorporated herein by reference.

(12) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended December 31, 2003 and incorporated herein by reference.

(13) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended March 31, 2004 and incorporated herein by reference.


(14)  Previously filed.

(15) Filed as an Exhibit to GreenMan Technologies, Inc.'s Form 10-QSB for the Quarter Ended June 30, 2004, as amended, and incorporated herein by reference.

(16)  Filed herewith.

ITEM 28 - UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned in the city of Lynnfield, Massachusetts, on October 8, 2004.

                            GREENMAN TECHNOLOGIES, INC.
                            (Registrant)

                            By: /s/ Charles E. Coppa
                            Charles E. Coppa
                            Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                            Title                       Date
    ---------                            -----                       ----


/s/ Robert H. Davis      Chief Executive Officer and President  October 8, 2004
Robert H. Davis          (principal executive officer);
                         Director


/s/ Charles E. Coppa     Chief Financial Officer (principal     October 8, 2004
Charles E. Coppa         financial and accounting officer)


/s/ Maurice E. Needham   Chairman of the Board of Directors     October 8, 2004
Maurice E. Needham


______________________   Director                               October __, 2004
Dr. Allen Kahn


/s/ Lew F. Boyd          Director                               October 8, 2004
Lew F. Boyd


______________________   Director                               October __, 2004
Lyle Jensen



                                      II-8